Exhibit 2.1

30 April 2026

Share Purchase and Transfer Agreement

Cataneo GmbH

Share Purchase and Transfer Agreement

between

1.	Christian Unterseer, Baumgartenstr. 30a, 83607 Holzkirchen, Germany

- hereinafter “Seller 1” -

2.

CUTV GmbH,

a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the Laws of Germany, having its registered seat in Munich, Germany, registered with the commercial register of the local court of Munich under no. HRB 170892, with business address at Rosenheimer Str. 145d, 81671 Munich, Germany

- hereinafter “Seller 2” -

3.

Cuneo AG,

a stock corporation (Aktiengesellschaft) incorporated under the Laws of Germany, having its registered seat in Grünwald, Landkreis München, Germany, registered with the commercial register of the local court of Munich under no HRB 132321, with business address at Schloßstr. 19, 82031 Grünwald, Germany

- hereinafter “Seller 3” -

- Parties 1. to 3. hereinafter each individually a
“Seller” and together the “Sellers” -

4.

GForce 112 GmbH,

a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the Laws of Germany, having its registered seat in Frankfurt am Main, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under no. HRB 141591, with business address at Friedrich-Ebert-Anlage 56, 60325 Frankfurt am Main, Germany

- hereinafter “Buyer”

and

5.

Brand Engagement Network Inc.,

a corporation incorporated under the Laws of the State of Delaware, USA, with registered business address 300 Delaware Ave, Suite 210, Wilmington, DE 19801, USA, registered with the Secretary of State of the State of Delaware under File Number 3191463

- hereinafter “Brand Engagement Network” or “BEN”-

- Parties 1. to 5. hereinafter each individually a
“Party” and together the “Parties” -

1 / 62

Table of Contents

I.	Interpretation; Definitions and Exhibits	8

1.	Interpretation	8

2.	Definitions; Exhibits	9

II.	Sale and Transfer of the Shares; Consideration	9

3.	Sale of the Shares	9

4.	Transfer of the Shares	9

5.	Effective Date	10

6.	Consideration	10

6.1.	Consideration	10
6.2.	Effective Date Cash, Effective Date Financial Debt, Effective Date Working Capital	13
6.3.	Adjustment Amount, Effective Date Balance Sheet	14
6.3.1.	Preparation of the Effective Date Balance Sheet	14
6.3.2.	Review by Buyer	15
6.3.3.	Dispute Resolution	15
6.3.4.	Final Effective Date Balance Sheet	17
6.3.5.	Costs and Expenses	17
6.3.6.	Payment of the Adjustment Amount	18
6.4.	Third-Party Payment and Delivery	18
6.5.	Severance Payment Thomas Brönauer	19

7.	Consideration Allocation; VAT	19

8.	Payments	20

9.	Financing Commitment	21

2 / 62

III.	Separation from Sellers	21

10.	Pre-Closing Obligations of Sellers	21

11.	Separation Measures and Costs	22

IV.	Closing the Transaction	23

12.	Conditions to Closing	23

12.1.	Closing Conditions	23
12.2.	Satisfaction and Waiver of Closing Conditions	24

13.	Closing	24

13.1.	Closing Date	24
13.2.	Closing Actions	24
13.3.	Waiver of Closing Actions; Closing Memorandum	25
13.4.	Withdrawal prior to Closing	26
13.5.	Post-Closing Registration of Consideration Shares	27

V.	Representations and Warranties	29

14.	Representations and Warranties of Sellers	29

14.1.	General provisions	29
14.2.	Authority of Sellers	29
14.3.	No Conflicts or Consents	30
14.4.	Required Approval	30
14.5.	Existence of the Affiliate Companies, Title to Shares	30
14.6.	No Insolvency	30
14.7.	No Enterprise Agreements	31
14.8.	Financial Statements	31
14.9.	Undisclosed Off-Balance Sheet Liabilities, Finder’s Fees, Security Rights	31
14.10.	Financial results 2026	31
14.11.	Material Contracts	32

3 / 62

14.12.	Real Property; Title to Assets	33
14.13.	Business Securities	34
14.14.	Intellectual Property	34
14.15.	Information Technology Systems; Information Technology Agreements	36
14.16.	Insurance	37
14.17.	Litigation; Governmental Orders; Third Party Claims	37
14.18.	Compliance with Laws; Permits	38
14.19.	Data Protection	39
14.20.	Employment Matters	39
14.21.	Full Disclosure	40
14.22.	Sellers as Investor in Consideration Shares	40

15.	Buyer’s Remedies	41

15.1.	Buyer Claims	41
15.2.	Exclusion of Buyer Claims	42
15.3.	Prohibiting Double Recovery	43

16.	Claim Procedures	43

16.1.	Buyer Claim Procedure	43
16.2.	Third Party Claim Procedure	44

17.	Limitation of Claims	45

17.1.	Exclusive Regime	45
17.2.	De minimis, Basket, Cap	45
17.3.	Time Limitations	46
17.4.	Intentional or Fraudulent Behavior	46

18.	Representations and Warranties of Buyer and BEN	46

VI.	Covenants	50

19.	Conduct of Business until Closing	50

4 / 62

20.	Further Assurances	52

VII.	Tax Matters	53

21.	Tax Representations	53

22.	Tax Indemnification	53

23.	Tax Refunds	55

24.	As if-Assessment, Pro-Rata Share and Treatment of Payments	55

25.	Cooperation on Tax Matters	56

26.	Survival	57

VIII.	Indemnification	58

27.	Indemnification by Sellers	58

IX.	Miscellaneous	59

28.	Expenses, Interest	59

29.	Notices	59

30.	Notice Changes	60

31.	Severability	60

32.	Entire Agreement	61

33.	No Set-off	61

34.	Successors and Assigns	61

35.	Amendment and Modification; Waiver	61

36.	Announcements	62

37.	Governing Law	62

38.	Submission to Jurisdiction	62

5 / 62

List of definitions

Actions	37	Effective Date Financial Debt	13
Adjustment Amount	18	Effective Date Working Capital	13
Affiliates	7	Effective Date Working Capital Shortfall	13
Base Amount	10	Effective Date Working Capital Surplus	13
BEN	7	Employee Benefits	39
BEN’s SEC Documents	46	Encumbrance	9
BNAI Common Stock	46	Equity Consideration	11
Brand Engagement Network	7	Escrow Period	11
Business	7	Escrow Shares	11
Buyer Claims	41	Exchange Act	48
Buyer Indemnities	58	Fairly Disclosed	43
Buyer Warranties	46	Final Effective Date Balance Sheet	17
Buyer’s Account	20	Financial Statements	31
Calculation Adjustment Amount	14	Fiscal Year Indemnification	58
Cap	45	Fiscal Year Matter	58
Cash Consideration	11	Fundamental Buyer Warranties	49
Cataneo	7	Fundamental Warranties	45
Cataneo VSOP	7	Indemnification CAP	64
Cataneo, d.o.o.	7	Information Technology Systems	36
Closing	24	Insurance Policies	37
Closing Actions	24	Intellectual Property	34
Closing Conditions	23	Investment Company	49
Closing Date	24	Key Employees	39
Closing Memorandum	25	Knowledge of Buyer	49
Closing Shares	11	Knowledge of Sellers	29
Company	7	Leased Real Property	33
Company Intellectual Property	35	LoI	11
Company IP Registrations	34	Losses	42
Confirmatory Due Diligence	23	Material Contracts	32
Consents	23	Neutral Expert	15
Consideration	10	Offset Amount	12
Consideration Shares	11	Owned IP Rights	34
Contentmarket	7	Partners	32
Critical Technologies	49	PEA	27
Data Room	43	Pension Commitments	39
Data Room Documents	43	Preferred Stock	47
De Minimis Amount	45	Preliminary Closing Consideration	11
Deductible Amount	45	Real Property	33
Disclosure Schedule	29	Registrable Securities	27
Effective Date	10	Registration Statement	27
Effective Date Balance Sheet	14	Resale Registration	28
Effective Date Cash	13	Sellers’ Knowledge	29
Sellers’ Accounts	20	Tax Disclosure Schedule	53
Sellers’ Shares	7	Tax Indemnification Claim	53
Sellers’ Warranties	29	Tax Representation	53
Severance Consideration	19	Third Party Claims	44
Severance Payment Brönauer	22	Transaction	7
Severance RSUs	22	Transfer Agent	21
SPA old	11	Transfer Agent Instruction Letter	25
Strike Price	11	Transfer Condition	9
Target Working Capital	13	Transfer Conditions	9

6 / 62

Preamble

1.	Brand Engagement Network Inc. (“Brand Engagement Network” or “BEN”), a corporation incorporated under the Laws of the State of Delaware, United States of America, with registered business address at 300 Delaware Ave, Suite 210, Wilmington, DE 19801, USA, registered with the Secretary of State of the State of Delaware under File Number 3191463, is engaged in the business of delivering AI solutions and interactive AI assistants to consumers and businesses through its customizable full-stack platform. Its shares are publicly traded on the NASDAQ stock exchange under the ticker symbol ‘BNAI’.

2.	BEN is the sole shareholder of GForce 112 GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the Laws of Germany, having its registered seat in Frankfurt am Main, Germany, registered with the commercial register of the local court of Frankfurt am Main, Germany under no. HRB 141591, with business address at Friedrich-Ebert-Anlage 56, 60325 Frankfurt am Main, Germany.

3.	Sellers are the sole shareholders of Cataneo GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the Laws of Germany, having its registered seat in Munich, Germany, registered with the commercial register of the local court of Munich, Germany under no. HRB 144834, with business address at 81671 Munich, Gisela-Stein-Str. 20, Germany (“Company” or “Cataneo” ).

4.	The business of Cataneo is the development, production, marketing and distribution of media and content management technologies. Cataneo is developing SaaS solutions, including advertisement sales, scheduling, traffic and rights management, marketing and selling their solutions worldwide and provide related services (the “Business”).

5.	Cataneo owns 100% interest in Cataneo, informacijske rešitve, d.o.o., incorporated in Ljubljana, Slovenia, with the business address at Miklošičeva cesta 30, 1000 Ljubljana. Affiliate has an aggregate registered share capital (Gesellschaftskapital) of EUR 7,500 (in words: Seven Thousand Five-hundred Euros), collectively owned by Cataneo GmbH, under Interest number 250441, and Partner number 895697 (“Cataneo, d.o.o.”).

6.	Cataneo owns 100% interest in Contentmarket AI GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the Laws of Germany, having its registered seat in Munich, Germany, registered with the commercial register of the local court of München under no. HRB 267327, with business address at 81671 München, Gisela-Stein-Straße 20, Germany (“Contentmarket”; Cataneo, d.o.o and Contentmarket collectively: “Affiliates”).

7.	The share capital of the Company amounts to EUR 25,000 (in words: Twenty Five Thousand Euros) and is held by the Sellers as follows (collectively the “Sellers’ Shares”):

Shareholder	Total Number of Shares	Consecutive No. of Shares	Nominal Amount in EUR	Share Capital in Percentage
Christian Unterseer	1	5	10,000	40%
CUTV GmbH	1	6	2,500	10%
Cuneo AG	2	3	10,000	50%
		4	2,500
Total	4	4	25,000	100%

8.	Buyer desires to purchase and acquire the Sellers’ Shares pursuant to the terms and conditions set forth herein. The consideration for the Sellers’ Shares shall consist partly of a cash payment and partly of a consideration in kind (Sachleistung) in the form of shares of common stock in BEN to be issued to Seller 1 and Seller 3 (the “Transaction”). The consideration in kind shall consist of registered and, to the extent legally possible, unrestricted shares in BEN whose transfer to the share accounts of Seller 1 and Seller 3 shall be initiated upon Closing. Buyer shall have the right to arrange for BEN to pay the cash consideration and deliver the shares in BEN directly to the Sellers on behalf of Buyer.

9.	Sellers have received satisfactory documentation to proof, that BEN is in a financial position to fund the amount of USD 8,000,000 (in words: Eight Million US-Dollars) as of the Signing Date (as defined below), such documentation attached to as copy as Exhibit Preamble

10.	Cataneo maintains a virtual stock option programme for certain managing directors and Key Employees on the basis of the VSOP terms and conditions (the “Cataneo VSOP”). The Transaction contemplated hereunder constitutes, in the understanding of Sellers, a triggering event under the Cataneo VSOP giving rise to a settlement obligation vis-à-vis the relevant participants. Any such settlement obligation shall be borne economically in full by Sellers. Sellers intend to assume all obligations (Vertragsübernahme mit schuldbefreiender Wirkung) arising thereof as of closing date. The settlement under the Cataneo VSOP shall be effected exclusively in cash. No participant or beneficiary under the Cataneo VSOP shall have any right, claim or entitlement to receive any shares, equity interests or other ownership interests in Cataneo or any of its Affiliates, whether by way of consideration in kind (Sachleistung) or otherwise.

7 / 62

NOW, THEREFORE, Sellers and Buyer hereby agree as follows:

I. Interpretation; Definitions and Exhibits

1.	Interpretation

Unless expressly provided otherwise herein, for purposes of this Agreement, the following rules of interpretation shall apply:

1.1.	The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. Unless expressly otherwise provided in this Agreement, any reference to a Section, an Exhibit or a Disclosure Schedule is a reference to a Section, an Exhibit or a Disclosure Schedule of this Agreement.

1.2.	The Exhibits and Disclosure Schedule shall be construed as an integral part of this Agreement. Any reference to this Agreement includes this Agreement and the Exhibits and the Disclosure Schedule as a whole.

1.3.	If any Person or entity shall, pursuant to this Agreement, use „commercially reasonable efforts”, such Person/entity shall be required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require an expenditure of material funds or the incurrence of a material Liability, nor does it require to make any concession or acts in a manner that would be contrary to normal commercial practices under the given circumstances in order to accomplish the objective. The fact that the objective is or is not actually accomplished is no indication that the Person/entity did, or did not, in fact use its reasonable commercial efforts in attempting to accomplish the objective.

1.4.	Words such as “hereof”, “herein” or “hereunder” refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement.

1.5.	The word “including”, “in particular” or any variation shall be deemed to be followed by the words “without limitation” and shall not be construed to limit a general statement to the specific exemplary items or matters following it.

1.6.	Any reference in this Agreement to gender shall include all genders. Words (including definitions) imparting the singular number only shall include the plural and vice versa.

1.7.	This Agreement is made in the English language. The English language version of this Agreement shall prevail over any translation of this Agreement save for German terms inserted in brackets, which shall be authoritative for the purposes of interpretation of the relevant English term used and shall prevail over any translation of this Agreement. The relevant English term shall be interpreted the same way throughout the Agreement, unless the context requires otherwise.

1.8.	Wherever in this Agreement the term “material” or “materiality” or any variation thereof appears, no monetary threshold set forth in any provision of this Agreement shall be considered in connection with the interpretation thereof unless specifically and explicitly tied thereto.

8 / 62

1.9.	Any monetary thresholds denominated in Euro shall include the equivalent in any foreign currency calculated based on the Exchange Rate as of the Signing Date.

1.10.	Except where otherwise specifically set forth herein, references to a specific time herein are references to local time in Munich, Germany.

2.	Definitions; Exhibits

2.1.	Exhibit A sets out, for purposes of this Agreement, (i) certain defined terms and (ii) a list of all defined terms used in this Agreement.

2.2.	Exhibit B sets forth a list of all Exhibits to this Agreement.

2.3.	Exhibit C sets forth a list of all sections of the Disclosure Schedule to this Agreement.

II. Sale and Transfer of the Shares; Consideration

3.	Sale of the Shares

3.1.	Subject to the terms and conditions set forth herein, Sellers hereby sell and transfer to Buyer, and Buyer purchases and accepts from Sellers in total one hundred percent (100%) of the Sellers’ Shares free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance” ).

3.2.	The sale shall be effected with economic and tax effect as of the Closing Date.

4.	Transfer of the Shares

4.1.	Subject to the conditions precedent (aufschiebende Bedingungen) pursuant to section 158(1) German Civil Code (BGB) that

a)	all Closing Conditions set out in Section 12.1 have been fulfilled or duly waived, and

b)	the Cash Consideration has been received by Sellers in accordance with the terms of this Agreement

(each a “Transfer Condition” and together the “Transfer Conditions” ), Sellers hereby assign (abtreten) to Buyer the Sellers’ Shares.

For the avoidance of doubt, through the purchase of the Sellers’ Shares, Buyer also becomes the indirect owner of the Affiliates.

9 / 62

4.2.	The Parties may fully or partly waive the Transfer Conditions by mutual agreement. The effect of any such waiver shall be limited to eliminating the need that the relevant Transfer Condition be fulfilled and, unless otherwise agreed, shall not limit or prejudice any claims that a waiving Party may have with respect to any circumstances relating to such Transfer Condition not having been fulfilled. All Transfer Conditions shall be deemed to irrefutably (unwiderleglich) have been satisfied and the transfer of the Shares shall be deemed to irrefutably (unwiderleglich) have occurred upon execution of the Closing Memorandum by the Parties.

4.3.	Without undue delay (unverzüglich) after the fulfilment of the Transfer Conditions, the Parties shall notify the Notary about the fulfilment of the Transfer Conditions, in particular by submitting a copy of the Closing Memorandum executed by all Parties to the Notary. The Notary is hereby instructed to submit the updated list of shareholders to the commercial register.

5.	Effective Date

The Shares shall be sold and transferred to Buyer and shall be purchased, accepted and acquired by Buyer with effect as of the Closing Date, at 24:00 hours CET/CEST, (the “Effective Date”), with all benefits and burdens attached to the Shares, including the right to receive profits or losses, attaching to them as of the Effective Date.

6.	Consideration

6.1.	Consideration

6.1.1.	The consideration (the “Consideration” ) for the Sellers’ Shares shall consist of a combination of (i) cash and (ii) BNAI Common Stock (as defined below).

6.1.2.	The total value of the Consideration shall be the determined as follows:

6.1.2.1.	USD 19,500,000 (in words: Nineteen Million Five Hundred Thousand Dollars) (the “Base Amount”);

6.1.2.2.	plus the aggregate amount of the Effective Date Cash (as defined below);

6.1.2.3.	minus the aggregate amount of the Effective Date Financial Debt (as defined below);

6.1.2.4.	plus the amount of the Effective Date Working Capital Surplus (as defined below);

6.1.2.5.	minus the amount of the Effective Date Working Capital Shortfall (as defined below).

The Consideration shall in no event exceed the amount of USD 19,500,000 (in words: Nineteen Million Five Hundred Thousand Dollars) (the “Hard Cap”). To the extent the determination of the total value of the Consideration pursuant to this Section 6.1.2 results in an amount exceeding the Hard Cap, the Consideration shall be limited to the Hard Cap. For the avoidance of doubt, to the extent the determination of the total value of the Consideration pursuant to this Section 6.1.2 results in an amount falling short of the Hard Cap, a corresponding reduction of the Consideration shall apply in accordance with Section 6.3.

10 / 62

6.1.3.	On basis of a good faith estimate the Parties agree on a preliminary Closing Consideration of USD 19,500,000 (in words: Nineteen Million Five Hundred Thousand Dollars) (such estimated amount the “Preliminary Closing Consideration”). On the Closing Date, the Buyer shall pay the Preliminary Closing Consideration as follows:

6.1.3.1.	a cash payment in the amount of USD 9,000,000, reduced by an aggregate amount of USD 1,000,000, such reduction reflecting (i) the consideration payment by BEN under the letter of intent dated March 18, 2026 (the “LoI”), and (ii) the fees previously paid to Sellers by BEN or representatives of BEN pursuant to the share purchase and transfer agreement entered into between the Sellers and BEN, notarial deed no. 1558/2024 of notary Lucas Wartenburger, Munich (the “SPA old”), resulting in an effective cash payment in the amount of USD 8,000,000 “Cash Consideration”), and

6.1.3.2.	a transfer of BNAI Common Stock (the “Consideration Shares”), the number of which shall be determined by dividing USD 10,500,000 (in words: Ten Million Five Hundred Thousand Dollars) by USD 37.88 (the “Strike Price”) (the “Equity Consideration”). The Consideration Shares shall be assigned as follows:

6.1.3.2.1.	A number of Consideration Shares determined by dividing USD 9,500,000 (in words: Nine Million Five Hundred Thousand US-Dollars) by the Strike Price shall be assigned to the share accounts of Seller 1 and Seller 3 as unrestricted and registered shares and subject to standard settlement periods under applicable U.S. securities laws and regulations (the “Closing Shares”).

6.1.3.2.2.	A number of Consideration Shares determined by dividing USD 1,000,000 (in words: One Million US-Dollars) by the Strike Price (the “Escrow Shares”) shall be held in escrow by Buyer or by a third party designated by Buyer on Buyer’s behalf, as restricted stock, until December 31, 2026 (the “Escrow Period”).

11 / 62

6.1.3.3.	To the extent that the calculation and allocation of the Consideration Shares pursuant to this Section 6.1.3 results in a fractional or odd number, the following rules shall apply:

6.1.3.3.1.	Step 1: Determining number of Consideration Shares

The total number of Consideration Shares shall be rounded down to the next even whole number. The Cash Consideration shall be increased by an amount equal to the fractional remainder multiplied by the Strike Price.

For the avoidance of doubt, the Consideration Shares shall be allocated in equal parts between Seller 1 and Seller 3 in accordance with Section 7.1.

6.1.3.3.2.	Step 2: Determining Closing Shares / Escrow Shares Split

The number of Closing Shares shall be determined by multiplying the number of Consideration Shares by the ratio of the Closing Shares value to the total Consideration Shares value as set forth in Section 6.1.3.2 (i.e., USD 9,500,000 / USD 10,500,000) and rounded down to the next even whole number. Any Consideration Share(s) exceeding the number of Closing Shares shall be Escrow Shares.

Example: Assuming a Strike Price of USD 33.00, the Consideration Shares would be calculated and allocated as follows:

Step 1: USD 10,500,000 / USD 33.00 = 318,181.82 Consideration Shares. Rounded down to the next even whole number = 318,180 Consideration Shares. The fractional remainder of 1.82 × USD 33.00 = USD 60.06 is added to the Cash Consideration.

Step 2: (9,500,000 / 10,500,000) × 318,180 = 287,877.14 Closing Shares. Rounded down to the next even whole number = 287,876 Closing Shares (143,938 for each of Seller 1 and Seller 3). Escrow Shares = 318,180 – 287,876 = 30,304 Escrow Shares.

6.1.4.	Escrow Shares

6.1.4.1.	The Escrow Shares shall be primarily used to offset any claims, fines, penalties, outstanding debts or other costs determined to be owed by Sellers after Closing (“Offset Amount”). Buyer will inform Sellers in due course, but no later than five (5) days prior to the expiration of the Escrow Period if Buyer intends to deduct an Offset Amount. Should Sellers have any objections against such intention of Buyer, the Parties will aim to amicably settle any dispute which may occur. If no amicable resolution is reached within twenty (20) Business Days, the dispute shall be finally settled in accordance with Section 38.

12 / 62

6.1.4.2.	Within ten (10) Business Days following expiration of the Escrow Period or, in the case of a dispute, following the final settlement of such dispute, Buyer shall initiate the transfer of the Escrow Shares (after deduction of the Offset Amount, if any) by instructing the Transfer Agent (as defined below) to effect the book-entry issuance of such Escrow Shares as restricted securities subject to a restrictive legend in the form set forth in Section 14.22.5 (or such substantially equivalent notation as customarily applied by the Transfer Agent for book-entry positions), and to register such Escrow Shares in the stock ledger of Buyer in the name of Seller 1 and Seller 3 respectively. Section 10.210. applies mutatis mutandis.

6.2.	Effective Date Cash, Effective Date Financial Debt, Effective Date Working Capital

For the purpose of this Agreement:

6.2.1.	“Effective Date Cash” means the pro-forma consolidated amount of the line items set forth in section 1 of Exhibit 6.2.a of Cataneo in Euro as per the Effective Date, as determined on the basis of the Final Effective Date Balance Sheet (as defined below).

6.2.2.	“Effective Date Financial Debt” means the pro-forma consolidated amount of the line items set forth in section 2 of Exhibit 6.2 under the heading “Effective Date Financial Debt” of Cataneo in Euro as per the Effective Date, as determined on the basis of the Final Effective Date Balance Sheet.

6.2.3.	“Effective Date Working Capital” means the pro-forma consolidated amount of the line items set forth in section 3 of Exhibit 6.2.a under the heading ‘Effective Date Working Capital’ of Cataneo in Euro as per the Effective Date, as determined on the basis of the Final Effective Date Balance Sheet.

“Target Working Capital” shall be an amount of USD minus 197,106, and “Effective Date Working Capital Surplus” is the amount by which the Effective Date Working Capital exceeds the Target Working Capital by more than ten percent (10%); and “Effective Date Working Capital Shortfall” is the amount by which the Effective Date Working Capital falls short of the Target Working Capital by more than ten percent (10%).

Exhibit 6.2.b shows. the calculation of the Effective Date Cash, Effective Date Financial Debt, Effective Date Working Capital, and Effective Date Working Capital Surplus/Effective Date Working Capital Shortfall. Exhibit 6.2.b shows an example calculation for illustrative purposes. If there is any contradiction between the sample calculation and this agreement and Exhibit 6.2.a, the agreement and Exhibit 6.2.a shall prevail.

13 / 62

6.3.	Adjustment Amount, Effective Date Balance Sheet

6.3.1.	Preparation of the Effective Date Balance Sheet

6.3.1.1.	After the Effective Date, Sellers shall cause the Company to prepare the individual balance sheets as well as a pro-forma consolidated balance sheet of Cataneo and its Affiliates as of the Effective Date showing all balance sheet items required for the determination of the Effective Date Cash, the Effective Date Financial Debt and the Effective Date Working Capital (together, the “Effective Date Balance Sheet”).

6.3.1.2.	The Effective Date Balance Sheet shall be prepared in the English language on a going concern basis and as if the respective business year were to end for accounting and tax purposes on the Effective Date,

6.3.1.2.1.	applying the accounting policies and consolidation principles set forth in Exhibit 6.3.1.2.1;

6.3.1.2.2.	applying the applicable local GAAP of Cataneo (Grundsätze ordnungsmäßiger Buchführung und Bilanzierung) and

6.3.1.2.3.	complying with the principle of accounting and valuation consistency (Bilanzierungs- und Bewertungskontinuität), in particular by applying the same valuation criteria (Bewertungskriterien), depreciation principles (Abschreibungsgrundsätze) and election rights (Wahlrechte) as consistently applied by Sellers.

6.3.1.3.	Amounts in foreign currency shall be converted into EUR with the Exchange Rate as of the Effective Date.

6.3.1.4.	To facilitate Sellers’ creation of the Effective Date Balance Sheet Buyer shall, subject to reasonable Notice, make available free of charge during normal office hours to Sellers and their advisors all books, reports in relation to the Business, billing statements, correspondence, records and any and all other relevant documentation as may be reasonably required to develop the Effective Date Balance Sheet and as is reasonably available to Company.

6.3.1.5.	Sellers shall use best efforts to deliver the Effective Date Balance Sheet together with a convenience calculation of the Consideration and the Adjustment Amount (as defined below) derived therefrom (the “Calculation Adjustment Amount”) to Buyer within forty (40) Business Days after the BEN financial information have been delivered to Sellers pursuant to Section 6.3.1.4.

14 / 62

6.3.2.	Review by Buyer

6.3.2.1.	To the extent Buyer believes that the Effective Date Balance Sheet and/or the Calculation Adjustment Amount has not been prepared in accordance with this Agreement, Buyer may raise objections to the Effective Date Balance Sheet and/or the Calculation Adjustment Amount within ninety (90) Business Days after receipt of the Effective Date Balance Sheet by providing Sellers with a statement of objections specifying the relevant positions, the reasons for each objection and the amounts in dispute in reasonable detail.

6.3.2.2.	To facilitate Buyer’s review of the Effective Date Balance Sheet Sellers shall, subject to reasonable Notice, and to the extent such information and documents are not available to Cataneo, but to Sellers or its Affiliates, make available free of charge during normal office hours to Buyer all books, reports in relation to the Business, billing statements, correspondence, records and any and all other relevant documentation as may be reasonably required to review the Effective Date Balance Sheet.

6.3.2.3.	If and to the extent Buyer does not raise any objections within the period set forth in Section 6.3.2.1, Buyer shall be deemed to have agreed to the positions set forth in the Effective Date Balance Sheet and the Effective Date Balance Sheet shall become final and binding on such positions upon the expiry of the period set forth in Section 6.3.2.1.

6.3.3.	Dispute Resolution

6.3.3.1.	If and to the extent Buyer has raised objections to the Effective Date Balance Sheet and/or the Calculation Adjustment Amount in accordance with Section 6.3.2.1, the Parties shall discuss the disputed items in order to reach a mutually acceptable agreement.

6.3.3.2.	To the extent Sellers and Buyer are unable to reach such an agreement within forty (40) Business Days after expiry of the period set forth in Section 6.3.2.1) on any disputed items, either Party may, within twenty (20) Business Days, request that the items still in dispute between the Parties shall be decided by PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, Frankfurt am Main, Germany, (“PWC”) which shall act as a neutral expert. If PWC refuses to act as a neutral expert, the Parties shall agree on another independent accounting firm of international standing to act as a neutral expert. If the Parties cannot agree on another accounting firm within twenty (20) Business Days following PWC’s refusal, an independent accounting firm of international standing shall be appointed upon written request of either Party by the Institute of Chartered Accountants in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V. ) in Düsseldorf, Germany (PWC or the accounting firm finally determined as a neutral expert pursuant to this Section 6.3.3.2 to be referred to as the “Neutral Expert”). If and to the extent the Parties have not reached an agreement pursuant to Section 6.3.3.1 and neither Party requests that the matter in dispute be decided by the Neutral Expert in accordance with and within the time limit set forth in sentence 1, Section 6.3.2.1 shall apply mutatis mutandis.

15 / 62

6.3.3.3.	Sellers and Buyer shall jointly engage the Neutral Expert to decide the items in dispute in accordance with the provisions of this Agreement.

6.3.3.4.	The Neutral Expert shall

6.3.3.4.1.	act as an expert (Schiedsgutachter), not as an arbitrator, and shall decide by way of a written expert’s opinion (Schiedsgutachten) substantiating the decision;

6.3.3.4.2.	decide only on the items in dispute between the Parties;

6.3.3.4.3.	apply the accounting and valuation standards and principles referred to in Section 6.3.1.2.2, interpret this Agreement only to the extent necessary in order to decide the items in dispute, and not decide upon legal issues (unless such legal issues specifically pertain to the applicable accounting and valuation standards and principles);

6.3.3.4.4.	give each Party adequate opportunity to present their point of view in writing, shall share such arguments with the respective other Party, and shall hold at least one (1) hearing in the presence of the Parties and their professional advisors and accountants;

6.3.3.4.5.	not pass a decision beyond or outside the positions taken by the Parties; and

6.3.3.4.6.	decide upon the allocation of its costs and expenses between the Parties by applying the principles of sections 91 et seqq. ZPO.

6.3.3.5.	The Parties shall

6.3.3.5.1.	instruct the Neutral Expert to use its best efforts to deliver its written expert’s opinion to them as soon as reasonably practicable, but no later than six (6) weeks after the items in dispute have been referred to, and the Parties have properly instructed, the Neutral Expert;

16 / 62

6.3.3.5.2.	provide any information and other support which the Neutral Expert deems required in connection with the preparation of its written expert’s opinion. They shall, subject to reasonable Notice, make available free of charge during normal office hours to the Neutral Expert all books, reports in relation to the Business, billing statements, correspondence, records and any and all other relevant documentation as may be reasonably required and as available to them.

6.3.3.6.	The decision of the Neutral Expert on the disputed items shall be final and binding on the Parties for the purpose of determining the Consideration and the Adjustment Amount, subject to the qualification set forth in section 319 (1) BGB.

6.3.4.	Final Effective Date Balance Sheet

The Effective Date Balance Sheet and the Calculation Adjustment Amount shall be final and binding on the Parties for the purpose of determining the Consideration and the Adjustment Amount,

6.3.4.1.	in accordance with Section 6.3.2.3, if and to the extent Buyer has not raised objections to the Effective Date Balance Sheet within the time period set forth in Section 6.3.2.1;

6.3.4.2.	if and to the extent Sellers and Buyer have reached an agreement concerning the disputed items within the time period set forth in Section 6.3.3.2 or at any time thereafter;

6.3.4.3.	in accordance with Section 6.3.3.2 in connection with Section 6.3.2.3, if and to the extent the Parties have not reached an agreement and neither Party requests within the time limit set forth in Section 6.3.3.2 that the matter in dispute be decided by the Neutral Expert; and

6.3.4.4.	in accordance with Section 6.3.3.6, if and to the extent the Neutral Expert has decided about the unresolved disputed items;

(the so-determined final and binding Effective Date Balance Sheet and the Calculation Adjustment Amount is referred to herein as “Final Effective Date Balance Sheet”).

6.3.5.	Costs and Expenses

6.3.5.1.	Sellers shall bear the costs and expenses of the preparation of the Effective Date Balance Sheet arising through the engagement of external advisors appointed by the Sellers.

17 / 62

6.3.5.2.	Buyer shall bear the costs and expenses of its own review of, and preparation of objections to, the Effective Date Balance Sheet.

6.3.5.3.	Each Party shall bear its own costs incurred in connection with the dispute resolution procedure set forth in Section 6.3.3.

6.3.6.	Payment of the Adjustment Amount

6.3.6.1.	The Consideration shall in no event exceed the Hard Cap.

6.3.6.2.	If, on the basis of the Final Effective Date Balance Sheet, the Consideration falls short of the Preliminary Closing Consideration (the amount of such shortfall, the “Adjustment Amount”), Sellers shall pay the Adjustment Amount in cash within ten (10) Business Days after the Final Effective Date Balance Sheet has become final and binding on the Parties. Any such payment shall be made to Buyer or a third party designated by Buyer, free of costs, bank charges and other expenses for the recipient.

For the avoidance of doubt, Sellers shall be jointly and severally liable (gesamtschuldnerisch haftend) for any payment obligations arising under this Section 6.3.6 in respect of the Adjustment Amount.

6.4.	Third-Party Payment and Delivery

6.4.1.	Buyer shall be entitled, but not obliged, to procure that BEN pays the Cash Consideration, delivers the Consideration Shares (including the Escrow Shares) and the Severance Shares and makes any payments in respect of the Adjustment Amount directly to Sellers on behalf of Buyer, in whole or in part (Teilleistung), (Leistung durch Dritte gemäß § 267 BGB). Sellers hereby irrevocably consent to such payments and deliveries being made by BEN on behalf of Buyer.

For the avoidance of doubt, this Section 6.4 shall not establish any independent payment or delivery obligation of BEN vis-à-vis Sellers, nor shall it be construed as a guarantee (Garantie), assumption of debt (Schuldübernahme), accession to debt (Schuldbeitritt) or any other form of security by BEN for the obligations of Buyer under this Agreement.

6.4.2.	Any payment or delivery made by BEN in accordance with this Section 6.4 shall constitute due and valid performance of Buyer’s corresponding obligations under this Agreement and shall discharge Buyer from such obligations to the extent of the payments or deliveries so made (Leistung mit schuldbefreiender Wirkung).

6.4.3.	To the extent the Adjustment Amount results in a repayment obligation of Sellers, such repayment shall be made to the bank or share account designated by Buyer in a Notice, irrespective of whether the original payment was made by Buyer or by BEN on Buyer’s behalf.

18 / 62

6.5.	Severance Consideration

Buyer or a third party on its behalf shall issue to Seller 2 shares of BNAI Common Stock valued at the Strike Price (the “Severance Shares”) in the value of USD 160,000, resulting in 4,224 BNAI Common Stock (the “Severance Consideration”).

7.	Consideration Allocation; VAT

7.1.	The Parties agree to allocate the Preliminary Closing Consideration as follows:

Shareholder	Consecutive Number of Share	Nominal Amount in EUR	Allocation of Consideration
Christian Unterseer:	5	10,000 thereof for Cash Consideration EUR 3,270 thereof for Equity Consideration EUR 6,730	Cash Consideration: USD2,550,000.00 Equity Consideration: USD5,250,000.00
CUTV GmbH:	6	2,500	Cash Consideration: USD 1,950,000
Cuneo AG:	3	10,000 thereof for Cash Consideration EUR 3,270 thereof for Equity Consideration EUR 6,730	Cash Consideration: USD 2,550,000.00 Equity Consideration: USD5,250,000.00
Cuneo AG:	4	2,500	Cash Consideration USD 1,950,000

Total:	4	25,000	USD 19,500,000

7.2.	Any adjustments to the Preliminary Closing Consideration shall be made in equal proportion to the respective Preliminary Closing Consideration received by each individual Seller.

19 / 62

7.3.	It is the common understanding of the Parties that the sale and transfer of the Shares are not subject to or are exempt from VAT, and Sellers hereby waive any right to opt for VAT with respect to any consideration owed under this Agreement.

8.	Payments

8.1.	Any payments under or in connection with this Agreement shall be made in USD by wire transfer in immediately available funds without any kind of deductions, bank charges or other charges for the recipient. Any such payment shall be deemed to have been made only upon its full, irrevocable and unconditional crediting to the relevant bank account.

8.2.	All payments owed hereunder to Sellers or Buyer shall be paid to the following bank accounts or USD accounts, as applicable:

8.2.1.	Payments owed to Sellers (the “Sellers’ Accounts”):

Account holder: Christian Unterseer

Bank: Kreissparkasse Miesbach

Bank sort code: 71152570

BIC: BYLADEM1MIB

IBAN: DE60 7115 2570 0005 2070 30

Account holder: CUTV GmbH
Bank: Stadtsparkasse München
Bank sort code: 70150000
BIC: SSKMDEMMXXX
IBAN: DE55 7015 0000 0890 0181 20

Account holder: Cuneo AG
Bank: Hypovereinsbank
Bank sort code: 70020270
BIC: HYVVEDEMMXXX
IBAN: DE84 7002 0270 0042 7887 24

8.2.2.	Payments owed to Buyer (the “Buyer’s Account” ):

Account holder: Brand Engangement Network Inc.
Bank: Bank of Jacksonhole
Routing Number: 102304099
Account Number: 5000 14434
SWIFT: NBHBUS55

8.3.	Sellers and Buyer may notify each other of a change of their above-mentioned accounts at any time by giving Notice at least five (5) Business Days prior to the respective due date.

20 / 62

8.4.	Should any Party fail to pay any amount payable by it under or in connection with this Agreement on its due date, such Party shall be in default from the due date of the unpaid amount without further Notice being required. Interest shall accrue on the unpaid amount from (and including) the day following the due date up to (and including) the date of receipt of the actual payment at a rate of five percent (5%) per annum, to be calculated on the basis of the actual days elapsed and a year with three hundred sixty (360) days. Further claims and remedies of the Parties in connection with such failure shall remain unaffected.

9.	Financing Commitment

BEN shall procure that Buyer has available, at the relevant times, sufficient funds to perform its Consideration obligations under this Agreement.

III. Separation from Sellers

10.	Pre-Closing Obligations of Sellers

10.1.	Upon Buyer’s written request, Sellers shall, in their capacity as shareholders of the Company, resolve to amend the Company’s fiscal year for local GAAP (Geschäftsjahr) and tax purposes (Wirtschaftsjahr) so that it ends on 30 June of each calendar year, and shall cause such amendment to be duly registered with the commercial register (Handelsregister) of the Company no later than the Closing Date. In addition, Sellers shall grant a power of attorney (Vollmacht) to Walberg Law Tax Strategy GmbH & Cie. KG (registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under HRA 117781) to file for the amendment of the Company’s fiscal year for tax purposes (Wirtschaftsjahr) with the competent tax authority (Finanzamt) of the Company. The Parties shall use their best efforts and cooperate in all respects necessary to achieve the amendment of the Company’s fiscal year for tax purposes (Wirtschaftsjahr).

10.2.	Upon Buyer’s written request, Seller 1 and Seller 3 shall without undue delay (unverzüglich), but in any event no later than two (2) Business Days prior to the Closing Date, provide to BEN’s transfer agent, Continental Stock Transfer & Trust Company (“Transfer Agent”), all information, documentation and other materials reasonably requested by BEN or the Transfer Agent in order to instruct the Transfer Agent with the Transfer Agent Instruction Letter, substantially attached in the form hereto as Exhibit 10.2, facilitate the issuance, registration and book-entry transfer of the Consideration Shares to Seller 1 and Seller 3, including, without limitation, any account opening documentation, identity verification, and such other onboarding materials as may be required by the Transfer Agent.

10.3.	During the period from the Signing Date until the Closing Date, Sellers shall, and shall procure that the Company and each Group Company shall, (i) promptly respond to and provide all information reasonably requested by Buyer and its and BEN’s respective advisors in connection with the Confirmatory Due Diligence, and (ii) maintain and grant Buyer, BEN and their respective advisors continued access to the Data Room (as defined below).

21 / 62

10.4.	In order to effectuate the release of securities, guarantees and indemnities pursuant to Section 12.1.2, Buyer or a third party on behalf of Buyer shall be entitled, but not obliged, to grant a loan to Cataneo (the “Pre-Closing Loan”) prior to the Closing Date and to transfer the loan proceeds (Darlehensvaluta) to a business bank account of Cataneo. Upon Buyer’s written request, Sellers shall procure that Cataneo enters into a loan agreement with Buyer or such third party reflecting the Pre-Closing Loan (the “Pre-Closing Loan Agreement”).

10.5.	Promptly following the Signing Date,

10.5.1.	the service agreement of the managing director of Cataneo, Thomas Brönauer, shall be assumed by Sellers 2 by way of a contract assumption (Vertragsübernahme) with effect as of Closing, and Cataneo shall be fully and irrevocably released from any and all obligations arising under or in connection with such service agreement; and

10.5.2.	Sellers shall procure that all rights and obligations of Cataneo under the Cataneo VSOP are validly assumed (Vertragsübernahme mit schuldbefreiender Wirkung) by Sellers, with the written consent of all beneficiaries thereunder, with effect as of the Closing Date, and that Cataneo is fully and irrevocably released from any and all obligations (including, without limitation, any payment obligations) arising under or in connection with the Cataneo VSOP vis-à-vis the beneficiaries thereunder. Any settlement obligations arising under the Cataneo VSOP shall be effected exclusively in cash by Sellers.

11.	Separation Measures and Costs

In the period until the Closing Date, Sellers shall and shall cause Cataneo and its Affiliates to take all actions reasonably required to achieve that on the Closing Date Cataneo and its Affiliates will have available, as owners, if applicable, or based on valid and enforceable lease, license, service or similar agreements, all assets (whether tangible or intangible), rights, employees, systems (including IT systems, software, hardware and databases), contracts and services required by them in order to continue after the Closing their businesses in the ordinary course as currently conducted, taking into account any service and other agreements with Cataneo and its Affiliate to be entered into pursuant to this Agreement on the Closing Date and except for the matters identified in Exhibit 11. Any (actual or contingent) liabilities incurred by Cataneo and its Affiliates in connection with any action according to this Section 11 which have not been settled prior to the Effective Date shall be included in the Effective Date Working Capital.

22 / 62

IV. Closing the Transaction

12.	Conditions to Closing

12.1.	Closing Conditions

The obligations of Sellers and Buyer to perform the Closing Actions pursuant to Section 12.2 shall be subject to satisfaction (or waiver pursuant to Section 12.2) of the following conditions precedent (aufschiebende Bedingungen) pursuant to section 158 (1) BGB (the “Closing Conditions” ):

12.1.1.	Buyer shall provide written confirmation that BEN has not received any delisting notice or similar notification affecting its listing status on the NASDAQ stock exchange at the time of the Closing, or, alternatively, that it has cured any issue with its listing status prior to Closing.

12.1.2.	Buyer shall release of Sellers and of any Sellers’ Affiliates or the relevant third party banks from any (i) securities, (ii) guarantees and (iii) indemnities which are listed in Exhibit 12.1.2 given by or binding upon Sellers or Sellers’ Affiliates or given by the relevant third party banks and provide letters of release from the respective guarantor.

12.1.3.	Sellers, in their capacity as shareholders of the Company, shall have resolved at the Buyer’s expense to amend the Company’s fiscal year (Geschäftsjahr) so that it ends on 30 June of each calendar year, and such amendment shall have been duly registered with the commercial register (Handelsregister) of the Company no later than the Closing Date.

12.1.4.	Buyer shall have completed a confirmatory legal due diligence review of the Company (the “Confirmatory Due Diligence” ) and Buyer shall have confirmed in writing as of Closing Date that it is satisfied with the results of the Confirmatory Due Diligence.

23 / 62

12.2.	Satisfaction and Waiver of Closing Conditions

12.2.1.	The Parties shall notify each other of the fulfilment or the definitive failure (endgültiger Nichteintritt) of any Closing Condition without undue delay (unverzüglich) after obtaining knowledge thereof and shall include in such notifications all relevant evidencing documents.

12.2.2.	The Closing Conditions may be waived by mutual agreement of the Parties; the Closing Condition referred to in Sections 12.1.4 and 12.1.5 may be waived by Buyer alone. Any waiver of a Closing Condition may be made in full or in part. The effect of a waiver of a Closing Condition shall be limited to eliminating the need that such Closing Condition be fulfilled and, unless otherwise agreed, shall not limit or prejudice any claims that a waiving Party may have with respect to any circumstances relating to such Closing Condition not having been fulfilled.

13.	Closing

13.1.	Closing Date

The consummation of the Transactions contemplated by this Agreement (the “Closing” ) shall take place (i) on 30 June 2026, or (ii) at such other time or date as the Parties have mutually agreed upon. The day on which the Closing actually takes place is referred to as the “Closing Date” .

13.2.	Closing Actions

On the Closing Date, the Parties shall take, or if applicable, cause to be taken, the following actions (the “Closing Actions”) in the following order, in each case if not already taken before in accordance with this Agreement:

13.2.1.	Buyer shall, or Buyer shall cause a third party on its behalf to, pay the Cash Consideration, including any applicable bank fees or charges of the Buyer or third party paying on Buyer’s behalf, to Sellers’ Accounts with discharging effect towards the Sellers;

13.2.2.	Buyer shall deliver to Sellers 1 and 3 a notice setting forth the number of Consideration Shares to be transferred to Sellers 1 and 3 as part of the Equity Consideration, calculated in accordance with Section 6.1.3, and Sellers 1 and 3 shall acknowledge and confirm such number in the form of a notice;

24 / 62

13.2.3.	Sellers shall deliver to Buyer (i) a resignation letter (Amtsniederlegung) of the managing director of Cataneo, Thomas Brönauer, resigning from his position as managing director (Geschäftsführer) of Cataneo with effect as of the Closing Date, and (ii) copies of documentation evidencing that CUTV GmbH (Seller 2) has validly assumed (Vertragsübernahme) all obligations of Cataneo under the managing director service agreement between Cataneo and Thomas Brönauer with effect as of the Closing Date and that Cataneo has been fully and irrevocably released from any and all obligations arising under or in connection with such service agreement;

13.2.4.	Sellers shall deliver to Buyer copies of documentation evidencing that (i) Sellers have validly assumed (Vertragsübernahme) all rights and obligations of Cataneo under the Cataneo VSOP, with the written consent of all beneficiaries thereunder, and (ii) Cataneo has been fully and irrevocably released from any and all obligations (including, without limitation, any payment obligations) arising under or in connection with the Cataneo VSOP vis-à-vis the beneficiaries thereunder;

13.2.5.	Buyer shall initiate the assignment of the Closing Shares to Sellers 1 and 3 and the assignment of the Severance Shares to Seller 2 and Sellers 1 and 3 shall acquire the Closing Shares and Seller 2 shall acquire the Severance Shares, each free of Encumbrances but subject to any restrictions under the applicable Laws (including stock exchange rules) and any restrictions expressly agreed upon by the Parties hereunder. To initiate the share transfer of Closing Shares, Buyer instructs the Transfer Agent, by means of an irrevocable letter of instruction (the “Transfer Agent Instruction Letter”), to effect the book-entry issuance of the Closing Shares as restricted securities subject to a restrictive legend in the form set forth in Section 14.22.5 (or such substantially equivalent notation as customarily applied by the Transfer Agent for book-entry positions), and to register such Closing Shares in the stock ledger of BEN in the name of Seller 1 and Seller 3 respectively. Buyer shall provide Sellers with a copy of the executed Transfer Agent Instruction Letter.

13.3.	Waiver of Closing Actions; Closing Memorandum

13.3.1.	The Closing Actions referred to in Sections 13.2.1,13.2.2 and 13.2.5 may be waived or altered (in timing) by Sellers only. The Closing Action referred to in Section 13.2.3 and 13.2.4 may be waived by Buyer only. Any waiver of a Closing Action may be made in full or in part. The effect of a waiver of a Closing Action shall be limited to eliminating the need that such Closing Action be taken at the Closing and, unless otherwise agreed, shall not limit or prejudice any claims that a waiving Party may have with respect to any circumstances relating to such Closing Action not having been taken at the Closing.

13.3.2.	Immediately after all Closing Actions have been duly taken or waived, the Parties shall confirm in a written document jointly executed by the Parties (the “Closing Memorandum” ) that (i) the Closing Conditions have been duly fulfilled or waived, (ii) the Closing Actions have been duly taken or waived, and, therefore, (iii) the Closing has occurred. A copy of the Closing Memorandum shall be submitted to the Notary.

13.3.3.	The Parties instruct the Notary to submit an updated list of shareholders to the commercial register of the Company immediately upon receipt of the Closing Memorandum with the Buyer duly registered as the owner of the Sellers’ Shares as of Closing.

25 / 62

13.4.	Withdrawal prior to Closing

13.4.1.	Any withdrawal (Rücktritt) from this Agreement shall be permissible only in accordance with this Section 13.4 and only until the Closing has occurred. Any withdrawal after the Closing or any withdrawal prior to the Closing other than in accordance with this Section 13.4 shall be excluded to the extent permitted by applicable Law.

13.4.2.	Either Sellers or Buyer may withdraw (zurücktreten) from this Agreement prior to Closing by written Notice if not all of the Closing Conditions have been satisfied within three (3) months after the Signing Date.

13.4.3.	Sellers may withdraw (zurücktreten) from this Agreement within ten (10) Business Days after Closing by written Notice if the Buyer has failed to perform the Closing Actions as set forth in clause 13.2.1 and/or 13.2.2 and/or 13.2.5 until the Closing Date. For the avoidance of doubt, Sellers cannot withdraw from this agreement for failure to perform the Closing Action 13.2.5 if Sellers fail to provide Buyer with the information necessary to submit the Transfer Agent Instruction Letter 2 to the Transfer Agent

13.4.4.	The rights of a Party to withdraw from this Agreement in accordance with Sections 13.4.2 and 13.4.3 is in addition to all other rights and claims it has under this Agreement and the right of a Party to alternatively seek specific performance from the other Party, provided that a Party may at its sole discretion at any time change from seeking specific performance from the other Party to pursuing the other rights and claims it has against the other Party under this Agreement (e.g., to withdraw from this Agreement and seek damages). The Party that has caused the reason for withdrawal is obligated to compensate the other Party in full for all reasonable legal and other professional fees, costs and expenses (in each case including any applicable VAT) incurred in connection with this Agreement prior to the date of withdrawal (including its preparation and negotiation).

13.4.5.	In the event that the Sellers withdraw pursuant to Section 13.4.2 in conjunction with Section 12.1.3 or Section 12.1.4 or the Buyer withdraws from this Agreement due to the Sellers’ fault prior to the Closing, the Sellers shall return to BEN the consideration in the amount of USD 350.000 paid by BEN pursuant to the LOI within ten (10) Business Days following the date of such withdrawal.

26 / 62

13.5.	Post-Closing Registration of Consideration Shares

13.5.1.	Registration Statement

13.5.1.1.	For purposes of this Section 13.5, “Registrable Securities” means (i) the Closing Shares and (ii) the Escrow Shares, in each case to the extent issued to Sellers pursuant to this Agreement and not previously sold pursuant to an effective registration statement or Rule 144 under the Securities Act.

13.5.1.2.	Closing Shares

BEN shall file a registration statement on Form S-1 (the “Registration Statement”) registering the resale of the Closing Shares within thirty (30) calendar days following the Closing Date; provided, that in the event BEN needs additional time (i) to obtain auditor consents, (ii) to prepare financial statements or (iii) to otherwise prepare the Registration Statement due to changes in Law or stock exchange regulations or guidance from the SEC that, in each case, become effective or are issued after the Closing, BEN shall be permitted to delay such filing but shall use commercially reasonable efforts to file the Registration Statement as promptly as practicable thereafter.

13.5.1.3.	Escrow Shares

a)	If, as of the filing date of the Registration Statement pursuant to Section 13.5.1.2, the Escrow Period has expired without any unresolved dispute and the Escrow Shares, if any, are being issued to Sellers pursuant to Section 6.1.4.2, BEN shall include such Escrow Shares in the Registration Statement as additional Registrable Securities.

b)	If, as of the filing date of the Registration Statement pursuant to Section 13.5.1.2, the Escrow Shares, if any, have not yet been issued to Sellers (whether due to a pending dispute pursuant to Section 6.1.4.2 or otherwise), BEN shall file a post-effective amendment to the Registration Statement (the “PEA”) registering the resale of such Escrow Shares within forty (40) Business Days following the issuance of the Escrow Shares to Sellers pursuant to Section 6.1.4.2.

13.5.1.4.	BEN shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after filing, and in any event within sixty (60) calendar days following the filing date pursuant to Section 13.5.1. The Parties agree that neither the timing of the SEC determination that the Registration Statement will not be subject to review nor the timing of effectiveness is within BEN’s control, and BEN shall not be subject to any liability in the event that the SEC review process takes longer than sixty (60) calendar days, provided that BEN has used commercially reasonable efforts to cause effectiveness within such sixty (60)-day period. For the avoidance of doubt, the sixty (60)-day effectiveness obligation under this Section applies separately to the Registration Statement and, if applicable, to any PEA filed pursuant to Section 13.5.1.3 lit. b).

27 / 62

13.5.2.	In the event that the Registration Statement or the PEA is on or near BEN’s fiscal quarter end, the Parties understand that filing the Registration Statement or the PEA may not be able to be done within the applicable filing deadline pursuant to Section 13.5.1, provided that BEN shall submit the Registration Statement or PEA as promptly as practicable, but in no event later than sixty (60) calendar days after the applicable trigger date set forth in Section 13.5.1.2 or Section 13.5.1.3 lit. b), as applicable.

13.5.3.	Maintenance of Registration Statement

BEN shall cause the Registration Statement and any PEA filed pursuant to Section 13.5.1 (each, a “Resale Registration”) to remain continuously effective with respect to the Registrable Securities covered thereby until the earliest of:

a)	the date that is one (1) year after the Closing Date;

b)	the date on which the Sellers cease to hold any Registrable Securities covered by such Resale Registration; or

c)	the first date on which each Seller can sell all of its Registrable Securities then covered by such Resale Registration under Rule 144 under the Securities Act without limitation as to the manner of sale or the amount of securities that may be sold.

The Sellers agree to disclose their beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, of the Registrable Securities to BEN upon request to assist BEN in making the determination described in clause (c) above. Sellers shall furnish in writing to BEN such information regarding the Sellers, the Registrable Securities held by the Sellers and the intended method of disposition thereof as shall be reasonably requested by BEN to effect or maintain any Resale Registration, and shall execute such documents in connection therewith as BEN may reasonably request that are customary of a selling stockholder in similar situations. If the SEC prevents BEN from including any or all of the Registrable Securities proposed to be registered for resale under a Resale Registration due to limitations on the use of Rule 415 under the Securities Act, BEN shall use commercially reasonable efforts to register such Registrable Securities as promptly as practicable thereafter when permitted to do so.

13.5.4.	BEN may delay filing or suspend the use of any such registration statement if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of BEN or would require premature disclosure of information that could materially adversely affect BEN (each such circumstance, a “Suspension Event”); provided, that BEN shall use commercially reasonable efforts to make such registration statement available for the sale by the Sellers of such Registrable Securities as soon as practicable thereafter. Upon receipt of any written notice from BEN of the happening of a Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Sellers agree that they will (i) immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until the Sellers receive (A) (x) copies of an amended prospectus that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from BEN that they may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by BEN unless otherwise required by applicable law. If so directed by BEN, the Sellers shall deliver to BEN or destroy all copies of the prospectus covering the Registrable Securities in the Sellers’ possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply to (i) the extent the Sellers are required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory requirements or (B) in accordance with a bona fide preexisting document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up.

13.5.5.	BEN shall bear all expenses in connection with the filing and maintenance of the Registration Statement pursuant to Section 13.5.3 (including Sellers’ US-GAAP reporting requirements). Sellers shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as underwriting commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing Sellers.

13.5.6.	Section 13.5 applies mutatis mutandis to the Severance Shares.

28 / 62

V. Representations and Warranties

14.	Representations and Warranties of Sellers

14.1.	General provisions

14.1.1.	Sellers represent and warrant (garantieren) to Buyer by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to section 311 (1) BGB within the scope and subject to the remedies and limitations set forth in this Agreement that the statements contained in this Section 14 (the “Sellers’ Warranties”) are, taking into account the facts and circumstances set forth in Exhibit 14.1.1 (the “Disclosure Schedule”), true and correct as of the Signing Date and as of the Closing Date, unless a Sellers’ Warranty is explicitly made as of a different date, in which case such Sellers’ Warranty shall be correct only as of such different date.

14.1.2.	The scope and content of each Sellers’ Warranty as well as the remedies and limitations of liability in case of breaches of Sellers’ Warranties are exclusively defined by the provisions of this Agreement, in particular Sections 14 through 17, which shall form an integral part of Sellers’ Warranties.

14.1.3.	No Sellers’ Warranty shall qualify as a quality agreement within the meaning of section 434 (1) BGB (Beschaffenheitsvereinbarung) or as a guarantee of condition within the meaning of sections 443, 444 BGB (Garantie für die Beschaffenheit der Sache).

For purposes of this Agreement, “Sellers’ Knowledge” , “Knowledge of Sellers’” and any similar phrases shall mean the actual knowledge (positive Kenntnis) of Sellers and managing directors of the Company and its Affiliates of any fact or circumstance or Sellers having failed to obtain knowledge due to gross negligence (grob fahrlässige Unkenntnis) of such fact or circumstance until the Signing Date.

14.1.4.	Conduct of Business since 29 October 2024

In the period between 29 October 2024 (being the signing date of the SPA old) and the Signing Date of this Agreement, and except as disclosed in the Disclosure Schedule, the Company has been managed with the due care of a prudent businessman (Sorgfalt eines ordentlichen Geschäftsmannes) and in accordance with past business practice, and no circumstances have arisen of which, to the Sellers’ Knowledge, the Sellers should reasonably have informed the Buyer.

14.2.	Authority of Sellers

14.2.1.	The spouse of Seller 1 has consented to the Transaction pursuant to section 1365 BGB. A copy is attached hereto as Exhibit 14.2.1.

14.2.2.	Sellers have all requisite power and authority, to execute, deliver, and perform its obligations under this Agreement and all other documents related to the Closing.

14.2.3.	No insolvency proceedings (Insolvenzverfahren) or similar proceedings under applicable Laws are pending regarding Sellers and Sellers are not required under applicable Laws to file for any such proceeding.

14.2.4.	Sellers are, as of the Signing Date and as of the Closing Date, the sole shareholders of Cataneo and hold one hundred percent (100%) of its share capital (Stammkapital). No Person other than Sellers holds or is entitled to acquire any shares, equity interests or other ownership interests in Cataneo, whether by way of option, conversion right, pre-emptive right, warrant or otherwise. In particular, no participant or beneficiary under the Cataneo VSOP or similar incentive or phantom equity arrangement of Cataneo or any of its Affiliates has any right, claim or entitlement to receive any shares or other equity interests in Cataneo (whether by way of consideration in kind (Sachleistung) or otherwise) or to require the issuance, transfer or delivery of any shares or other equity interests in Cataneo in connection with the Transactions contemplated by this Agreement or otherwise.

29 / 62

14.3.	No Conflicts or Consents

The execution, delivery, and performance by Sellers of this Agreement and the consummation of the Transaction, do not and will not violate or conflict with (a) any provision of the organizational documents or operating agreement, or other governing documents of Sellers or Cataneo or its Affiliates or (b) any order or injunction by any court or governmental authority.

14.4.	Required Approval

All shareholders’ and board resolutions by Sellers or any of its shareholders as required to execute the Transaction have been obtained.

14.5.	Existence of the Affiliate Companies, Title to Shares

14.5.1.	The Company’s Affiliates are duly established and validly existing under their respective jurisdiction of incorporation or formation.

14.5.2.	The Shares and the Affiliate Interests are validly issued, the initial contributions (Einlagen) on the Shares and the Affiliate Interests have been made in accordance with statutory Law, and there are no obligations to make further contributions (keine Nachschusspflichten) on the Shares and the Affiliate Interests.

14.5.3.	Cataneo is the sole legal and beneficial owner of the Affiliate Interests, the Shares and the Affiliate Interests are free and clear of any Encumbrances (dingliche Belastungen) and there are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the Sellers’ Shares or the Affiliate Interests.

14.5.4.	There are no loans granted by any Sellers to the Affiliates.

14.6.	No Insolvency

No insolvency proceedings (Insolvenzverfahren) or similar proceedings under applicable Laws are pending regarding Cataneo or Affiliate and neither Cataneo nor Affiliate are required under applicable Laws to file for any such proceeding.

30 / 62

14.7.	No Enterprise Agreements

As of the Signing Date and as of the Closing Date, neither Cataneo nor its Affiliates are a party to any enterprise agreements (Unternehmensverträge) or silent partnership agreements (stille Beteiligungsverträge) that would entitle any Person or entity to participate in the profits of or to exercise control over Cataneo or its Affiliate.

14.8.	Financial Statements

Complete copies of financial statements consisting of the balance sheet and the profit and loss statements of Cataneo and its Affiliates as of the fiscal year-end date in each of the years 2023 until 2025 (to extent available due to the Affiliates’ existence for that time). Cataneo shall provide completed financial statements for the first quarter of 2026 to Buyer no later than May 15, 2026. Buyer shall be responsible for aligning Cataneo’s financial statements with GAAP as may be required pursuant to United States laws and regulations. The financial statements of Cataneo and its Affiliates (the “Financial Statements”) have been or shall be prepared in accordance with applicable Laws and with generally accepted accounting principles specified therein, applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of Cataneo and its Affiliates and present a true and fair view of the assets and liabilities, financial condition and results of operations (Vermögens-, Finanz- und Ertragslage) of Cataneo and its Affiliates as of the respective dates they were prepared. The Financial Statements of Cataneo and its Affiliates for the financial years 2022 until 2025 have not been audited as per applicable law. The Parties agree that nothing in this Clause 14.8 shall be deemed to be or construed as an objective balance sheet guarantee (keine objektive Bilanzgarantie).

14.9.	Undisclosed Off-Balance Sheet Liabilities, Finder’s Fees, Security Rights

14.9.1.	Cataneo and its Affiliate have no off-balance sheet liabilities (e.g. under guarantees), except those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, more than EUR 10,000 (in words: ten thousand Euro). Any such off-balance liabilities shall be disclosed in Disclosure Schedule Section 14.9.1.

14.9.2.	Cataneo and its Affiliates have not paid or are obliged to pay a finder’s fee or any other type of brokerage fee, commission or benefit to any finder, broker, agent or other third party in connection with this Agreement or the Transactions contemplated herein.

14.10.	Financial results 2026

The update on Cataneo’s and its Affiliate’s revenues and EBITDA in the period from 1 January 2026 until the last available end date (28 February 2026), as attached as Exhibit 14.10 has been prepared with due care in accordance with applicable GAAP and in accordance with past practice in all material respects. Exhibit 14.10 is attached to this deed, it was treated in the same way as the exhibits marked “B” in the Deed of Reference.

31 / 62

14.11.	Material Contracts

14.11.1.	The Data Room contains all of the following agreements of Cataneo and its Affiliates that are effective with a third party (i.e. any entity other than Cataneo and its Affiliate) and under which either party or both parties have not yet fulfilled their primary contractual obligations (Hauptleistungspflichten) (the “Material Contracts”):

a)	agreements with all customers and agreements with development, integration, or other providers (“Partners”) in connection with Cataneo or its Partners conducting its course of Business, in each case in terms of overall order volume or other such measure with the respective customer or affiliates for the last full fiscal year and the current fiscal year to date;

b)	agreements relating to the acquisition or sale of interests in other companies, businesses or real estate providing, in each case, for a consideration or, if applicable, book value of EUR 30,000 (in words: Thirty Thousand Euros) or more in the individual case;

c)	agreements relating to joint ventures, shareholders agreements, research and development agreements relating to a material part of the Business;

d)	loan and credit agreements between Cataneo or its Affiliates as lender or borrower and any third party (i.e. any entity other than Cataneo and its Affiliate) with outstanding principal amounts exceeding EUR 30,000 (in words: Thirty Thousand Euros) in the individual case or EUR 50,000 (in words: Fifty Thousand Euros) in the aggregate; and

e)	guarantees, suretyships, comfort letters and similar instruments and agreements that grant or create a lien, pledge or other security interest over any asset of Cataneo issued or entered into by Cataneo or its Affiliates for any debt of any third party, except for liens arising by operation of Law and in the ordinary course of business, liens over bank accounts arising under general terms and conditions of banks, and customary retention of title rights (Eigentumsvorbehalte) in favor of partners or suppliers.

14.11.2.	Cataneo, its Affiliate, and, to Sellers’ Knowledge, any other party thereto is not in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any Notice of any intention to terminate, any Material Contract. True and substantially complete copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been Fairly Disclosed in the Data Room.

14.11.3.	According to Sellers’ Knowledge, there are no exclusivity and non-compete undertakings which would materially restrict Cataneo or its Affiliates to conduct its business as conducted or contemplated to be conducted on the Signing Date or on the Closing Date or to expand its territorial reach, except as set forth in Section 14.11.3 of the Disclosure Schedule.

32 / 62

14.12.	Real Property; Title to Assets

14.12.1.	Cataneo and its Affiliate have not and do not own any real estate or rights equivalent to real estate, nor are Cataneo or its Affiliates obliged to acquire any real property, hereditary buildings rights (Erbbaurechte), other in-rem real property rights (grundstücksgleiche Rechte), or equivalent rights in the relevant jurisdictions (together with all buildings, structures, and improvements located thereon, the “Real Property”).

14.12.2.	Section 14.12.2 of the Disclosure Schedule lists all Real Property which Cataneo or its Affiliates have a leasehold (or subleasehold) interest or which Cataneo or its Affiliates have otherwise leased (“Leased Real Property”), including: (i) for Leased Real Property the street address of each parcel of Real Property and the current use of each parcel of Real Property. Sellers have Fairly Disclosed to Buyer true, correct, and substantially complete copies of all Contracts relating to the Real Property.

14.12.3.	Cataneo or its Affiliates possess the title (Eigentum/Inhaberschaft) to, hold a leasehold (or subleasehold) interest or are entitled to use under unterminated contracts all Real Property and all assets (other than IP Rights), which, in each case, are material for Cataneo or its Affiliates to conduct business as conducted on the Signing Date. All Owned Real Property and personal property and other assets (including leasehold interests) are free and clear of Encumbrances except those items set forth in Section 14.12.3 of the Disclosure Schedule.

14.12.4.	To Sellers’ Knowledge, the Real Property and other physical assets (other than IP Rights) which are material for Cataneo or its Affiliates to conduct business as conducted on the Signing Date are in all material respects in an operating condition as required to conduct Cataneo’s and its Affiliates’ business in the ordinary course (subject to normal wear and tear) and have been, in all material respects, maintained in the ordinary course of business in accordance with past practice.

14.12.5.	Except as identified in Section 14.12.5 of the Disclosure Schedule, none of the shareholders of Cataneo or its Affiliates own or co-use any tangible or intangible asset which is material for Cataneo or its Affiliates to conduct business as conducted on the Signing Date and which is not being transferred to Buyer upon consummation of this Agreement.

33 / 62

14.13.	Business Securities

Except as listed in Section 14.13 of the Disclosure Schedule, there are no securities, guarantees, indemnities or liabilities given or assumed by or binding upon Cataneo or its Affiliates in respect of any Liability of the shareholders of Cataneo or its Affiliates.

14.14.	Intellectual Property

14.14.1.	The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications, inventions and rights to and from inventions and invention disclosures (whether or not patentable); (ii) (registered or non-registered) trademarks, service marks, trade names, work titles, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, neighbouring rights (Leistungsschutzrechte), rights in data and databases, including all applications and registrations; (iv) trade secrets, know- how, technology, manufacturing processes, and other confidential and proprietary information and all rights therein used in conducting the Business; (v) internet domain names and social media accounts and pages; (vi) (registered or non- registered) design rights, (vii) utility models and (viii) other intellectual or industrial property and / or proprietary rights relating to intellectual property and related proprietary rights, interests, and protections, (ix) rights in and to corresponding applications, renewals and extensions of the foregoing, as well as all similar rights, whether registered or not, rights and interest in and entitlements to the foregoing rights, and rights of use in such rights. This shall particularly include but not be limited to rights in work-results created or acquired in connection with the business purpose of Cataneo or its Affiliates, such as software (including economic rights (vermögensrechtliche Befugnisse) in the source code and object code of software) and related documentation, scientific and technical presentations, texts, audio, visual and audio-visual material, technical improvements, designs, concepts, as well as their respective drafts and preliminary stages. This shall also include, where applicable, rights in and to training data sets, machine learning models, model weights, prompts, and AI-generated work results to the extent protectable under applicable laws.

14.14.2.	Section 14.14.2 of the Disclosure Schedule contains, for Cataneo and its Affiliates, a correct and complete list of all Intellectual Property rights registered with the DPMA, EuIPO, WIPO or a comparable national or international patent and trade mark office which are owned or co-owned by Cataneo and its Affiliates (the “Company IP Registrations” ) (together with all other Intellectual Property rights owned or co-owned by Cataneo and its Affiliates, the “Owned IP Rights” ). Except as set forth otherwise in Section 14.14.2 of the Disclosure Schedule, Cataneo or its Affiliates are the sole legal and commercial owner of the Owned IP Rights and are free to use, exploit, enforce and dispose of (verfügen über) the Owned IP Rights.

34 / 62

14.14.3.	Cataneo or its Affiliates own or have the valid and enforceable right to use all (i) issued patents and patent applications, inventions and rights to and from inventions and invention disclosures (whether or not patentable); (ii) (registered or non- registered) trademarks, service marks, trade names; (iii) trade secrets (iv) utility models, (v) registered or non-registered designs, (vi) data and databases and (vii) software, used or held for use in or necessary (a) for the conduct of their business as currently conducted, and (b) to continue such conduct after the Closing (the “Company Intellectual Property”), free and clear of all Encumbrances. All of the Company Intellectual Property is, to Sellers’ Knowledge, valid and enforceable, and all Company IP Registrations are, to Sellers’ Knowledge, subsisting and in full force and effect. Cataneo and its Affiliates have taken all reasonable and necessary steps to prosecute, register, maintain, renew, protect and enforce their Intellectual Property.

14.14.4.	To Sellers’ Knowledge, the conduct of Cataneo’s and its Affiliates’ business as currently and formerly conducted, and as proposed to be conducted, has not infringed, misappropriated, or otherwise violated, is not infringing, misappropriating or otherwise violating and will not infringe, misappropriate, or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

14.14.5.	To Sellers’ Knowledge, none of the execution and delivery or effectiveness of this Agreement, the consummation of the Transaction, nor the performance of Cataneo’s and its Affiliates’ obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company Intellectual Property, or impair the right of Cataneo and its Affiliates to use the Company Intellectual Property or any portion thereof. All Owned IP Right will to the same extent as before Closing be transferable, alienable or licensable by Buyer and/or Cataneo and its Affiliates without restriction and without payment of any kind to any third party.

14.14.6.	To Sellers’ Knowledge Cataneo and its Affiliates have paid all remuneration and other compensation asserted to Cataneo and its Affiliates relating to any commercial exploitation of Owned IP Rights made prior to the Closing Date to Persons entitled thereto pursuant to applicable Laws (in particular pursuant to the German Act on Employee Inventions, Arbeitnehmererfindungsgesetz) or any similar applicable Laws or pursuant to contractual arrangements, if applicable. To Sellers’ Knowledge, Cataneo and its Affiliates are not obliged nor will be obliged after the Closing Date to pay any remuneration or other compensation for any use of Owned IP Rights made prior to the Closing Date. The Sellers’ Knowledge obligation in this Section 14.14.6 shall extend to any remuneration claims that may arise under applicable laws from the use of artificial intelligence tools by employees in the creation of Owned IP Rights.

35 / 62

14.15.	Information Technology Systems; Information Technology Agreements

14.15.1.	Cataneo and its Affiliates either own or hold valid leases and/or licenses to all computer hardware, software, networks and other information technology (collectively the “Information Technology Systems”), which is used by or necessary for Cataneo and its Affiliates to conduct its business as conducted at the Signing Date.

14.15.2.	All Information Technology Systems are in satisfactory working order,

14.15.2.1.	are fit for the purpose for which they are being used and operate and perform in accordance with their documentation and functional specifications and otherwise as required for Cataneo and its Affiliates to carry on its business as conducted on the Signing Date;

14.15.2.2.	have not suffered any material error, breakdown, failure or security breach within the last twelve (12) months prior to the Signing Date which has caused disruption or damage to the business of Cataneo and its Affiliates constituting a material adverse effect on Cataneo’s or its Affiliates’ business.

14.15.3.	To Sellers’ Knowledge, there have been no unauthorized intrusions or breaches of the security of Cataneo’s or its Affiliates’ Information Technology Systems except as set forth otherwise in Section 14.15 of the Disclosure Schedule. Cataneo and its Affiliates have implemented any and all current security patches, updates or upgrades that are generally available for their Information Technology Systems.

14.15.4.	Cataneo and its Affiliates have not been obligated pursuant to any Material Contract to disclose the source code of the software it deploys and licenses in the conduct of its Business to any Partner.

14.15.5.	No software has been incorporated into, integrated or bundled into any product, service or proprietary software or has been otherwise used or distributed by Cataneo or its Affiliates in any way which would make it subject to licensing terms for open source software (e.g. the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License, irrespective of the applicable version of the licensing or distribution terms), and which would restrict Cataneo’s or its Affiliates’ ability to charge for any distribution of such product, service or proprietary software and the rendering of related services or to use such product, service or proprietary software for commercial purposes, in each case except as Fairly Disclosed in the Data Room.

36 / 62

14.15.6.	None of the license terms applicable to open source software used by Cataneo or its Affiliates create any obligations for Cataneo or its Affiliates:

14.15.6.1.	to disclose any trade secret which is incorporated in its product, service and/or proprietary software,

14.15.6.2.	to distribute any of the software owned or licensed by Cataneo or its Affiliates in source code format,

14.15.6.3.	to license any of Cataneo’s or its Affiliates’ products, services, proprietary software and/or licensed software for the purpose of making derivative works, or

14.15.6.4.	to redistribute any of Cataneo’s or its Affiliates’ products, services, proprietary software and/or licensed software at no charge.

14.15.7.	To the Sellers’ Knowledge, the Company and its Affiliates comply in all material respects with applicable cybersecurity laws and regulations

14.16.	Insurance

Section 14.16 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of insurance maintained by Cataneo and its Affiliates and relating to their assets, business, operations, employees, officers, and directors (collectively, the “Insurance Policies”). Such Insurance Policies are, to Sellers’ Knowledge, in full force and effect. Neither Cataneo nor its Affiliates have received any written Notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. Cataneo and its Affiliates are not in default under, or have otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy in each case in a way that would impact the scope of their available insurance protection. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which Cataneo and its Affiliates are a party or by which they are bound.

14.17.	Litigation; Governmental Orders; Third Party Claims

14.17.1.	Subject to Section 14.17.1 of the Disclosure Schedule list, there are no claims, actions, demands, lawsuits, arbitrations, audits, notices of violation, (administrative) proceedings, public procurement Law related complaints, review proceedings (Nachprüfverfahren), litigation or investigations by public authorities (collectively, the “Actions” ) pending (anhängig) or threatened in writing against or by Cataneo or its Affiliates (i) relating to non-compliance with specifications or breaches of warranties or representations by the products of Cataneo or its Affiliates, (ii) relating to or affecting Cataneo or its Affiliates or any of their properties or assets; (iii) that challenge or seek to prevent, enjoin, or otherwise delay the Transactions contemplated by this Agreement, or (iv) with a value in excess of EUR 10,000 (in words: Ten Thousand Euros).

14.17.2.	To Sellers’ Knowledge, Cataneo and its Affiliates are in all material respects in compliance with all governmental orders against, relating to, or affecting their business, properties or assets.

37 / 62

14.18.	Compliance with Laws; Permits

14.18.1.	In the period since October 1, 2022, to Sellers’ Knowledge, Cataneo and its Affiliates have complied, and are now complying, with all Laws applicable to them or their business, products, properties or assets except for any failure to comply with applicable Laws which is not material.

14.18.2.	To Sellers’ Knowledge all permits obtained, or required to be obtained, from governmental authorities (collectively, the “Permits”) in order for Cataneo and its Affiliates to conduct their business, including, without limitation, operating any of the Real Property, have been obtained and are valid and in full force and effect. No governmental authority has informed Cataneo or its Affiliates in writing that any Permit is missing or invalid. Section 14.18.2 of the Disclosure Schedule lists all current Permits issued to Cataneo and its Affiliates and to Sellers’ Knowledge no event has occurred that would reasonably be expected to result in the revocation or lapse, modification or amendment of any such Permit.

14.18.3.	In the period since October 1, 2022, except as set out in Section 14.18.3 of the Disclosure Schedule, neither Cataneo nor its Affiliates have received a Governmental Order, penalty, fine or other sanction, with respect to a violation of applicable law or Permits, or have been accused of or convicted of any violation of applicable law or Permits.

14.18.4.	To Sellers’ Knowledge, neither Cataneo nor its Affiliates are subject to any pending administrative or criminal investigation regarding an alleged Compliance Case and there exist no incidents that are likely to result in such investigation.

14.18.5.	In the period since October 1, 2022, neither Cataneo or its Affiliates, nor, to Sellers’ Knowledge, any of the current or former directors, officers, employees, or agents of Cataneo or its Affiliates have been accused of or convicted for, in each case as a result of actions for or on behalf of Cataneo or its Affiliates, any Compliance Case, and neither Cataneo nor its Affiliates have received a written notice stating that a Compliance Case has occurred with regard to the aforementioned persons. There are no internal reports (including whistleblowing reports), which give rise to an initial suspicion that any of the aforementioned persons have been involved since October 1, 2022 in any Compliance Case, in each case as a result of actions for or on behalf of Cataneo or its Affiliates.

38 / 62

14.19.	Data Protection

To Sellers’ Knowledge, Cataneo and its Affiliates are not subject to an official investigation, order or informal inquiry of the competent authorities with regard to compliance with data protection laws applicable to Cataneo and its Affiliates and are not obliged under any court decision or administrative order to pay damages to data subjects or administrative fines under data protection law. No claims for such damages have been asserted by data subjects against Cataneo or its Affiliates in writing. To Sellers’ Knowledge, all steps necessary to ensure that personal data is being processed in accordance with data protection laws applicable to Cataneo and its Affiliates have been taken and duly implemented by Cataneo, its Affiliates, and its employees, managing directors, board members and officers except, in each case, where a failure to do so would not or is not reasonably expected to result in a loss in excess of EUR 2,500 (in words: Two Thousand and Five Hundred Euros).

14.20.	Employment Matters

14.20.1.	Section 14.20.1 of the Disclosure Schedule and Exhibit 14.20.1 to this deed contain a correct and complete list of all employees, managing directors, board members, officers and members of other corporate bodies of Cataneo and its Affiliates, setting forth for each individual described, (A) the individual’s title or position, hire date, and compensation, and (B) the other employee benefits (such as performance-related payments, anniversary, holiday or jubilee payments, Christmas bonuses, stock options, fringe benefits, other variable remuneration elements or similar rights) other than Pensions Commitments (collectively, the “Employee Benefits” ) as well as all commitments, whether of an individual or collective nature (including commitments based on company practice (betriebliche Übung)) regarding pensions (betriebliche Altersversorgung) under which Cataneo and its Affiliates have any obligations (collectively, the “Pension Commitments” ) provided to each such individual. All agreements and commitments of collective nature regarding Employee Benefits and all Pension Commitments have been Fairly Disclosed in the Data Room. Exhibit 14.20.1 to this deed has been treated in the same way as the exhibits marked “B” in the Deed of Reference.

14.20.2.	Cataneo’s managing directors (Geschäftsführer) are Thomas Brönauer and Renato Rocha Pinto. Christian Unterseer has resigned from his office as managing director of Contentmarket before Signing. Renato Rocha Pinto has been appointed managing director of Contentmarket prior to Signing. Cataneo d.o.o’s managing directors are Julien Saisset-Roche and Horst Friedrich.

14.20.3.	Section 14.20.3 of the Disclosure Schedule contains for Cataneo and its Affiliate a correct and complete list of their leadership team, i.e. all first level officers below the managing directors (Gruppenleiter) (collectively, the “Key Employees”). None of the Key Employees and, except as expressly provided for in this Agreement, no managing director, board member, officer or member of other corporate bodies of the Company or its Affiliate have given Notice of termination or requested amendment of his/her employment agreement or has announced such termination or request for amendment. The execution and performance of this Agreement or the Transactions contemplated therein do not trigger any rights or claims of any Key Employee, managing director, board member, officer or member of other corporate bodies of the Company or its Affiliate.

39 / 62

14.20.4.	Cataneo and its Affiliate are not a member in any employers’ association (Arbeitgeberverband) and no collective bargaining agreements (Tarifverträge) apply to the employees of Cataneo or its Affiliate.

14.20.5.	There is no works council (Betriebsrat) competent for the employees of Cataneo or its Affiliates and no works agreements (Betriebsvereinbarungen) (including joint works agreements (Gesamtbetriebsvereinbarungen) and group works agreements (Konzernbetriebsvereinbarungen)) apply to the employees of Cataneo or its Affiliates.

14.20.6.	In the last three (3) years prior to the date of this Agreement Cataneo and its Affiliates have not experienced any strike, lockout or labor interruption. Except as disclosed in Section 14.20.6 in the Disclosure Schedule, Cataneo and its Affiliates are not involved in any legal proceedings before any court with any current or former employee, managing director, board member, officer or member of other corporate bodies. To Sellers’ Knowledge, and except as disclosed in the Disclosure Schedule, no such legal proceedings have been threatened against Cataneo or its Affiliates.

14.21.	Full Disclosure

No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedule to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein. Sellers have disclosed to Buyer all facts or circumstances relating to Cataneo, its Affiliates and their Business that are material and reasonably relevant, from the perspective of a cautious businessman as buyer, to evaluate Cataneo, its Affiliates, their Business and the associated risks and opportunities.

14.22.	Sellers as Investor in Consideration Shares

14.22.1.	Sellers acquire the Consideration Shares for investment for Sellers’ own accounts, not as a nominee or agent. Sellers have received all information from the Buyer and its management that the Buyer considers necessary or appropriate for deciding whether to purchase the Consideration Shares hereunder. Sellers further represent that they have had an opportunity to ask questions and receive answers from the Buyer regarding the Buyer, its financial condition, results of operations and prospects and terms and conditions of the offering of the Consideration Shares sufficient to enable it to evaluate its investment.

40 / 62

14.22.2.	Each Seller is an “accredited investor” (as defined in Regulation D under the Securities Act). Each Seller has such knowledge and experience in financial or business matters that he or it is capable of evaluating the merits and risks of the investment in the Consideration Shares.

14.22.3.	Neither Sellers, Cataneo or its Affiliates beneficially own any securities of Buyer.

14.22.4.	Sellers understand that the Consideration Shares, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from Buyer or a third party on behalf of Buyer in a transaction not involving a Public Offering and that under such Laws the Consideration Shares may be resold without registration under the Securities Act only in certain limited circumstances. Sellers represent that they are familiar with Rule 144 of the Securities Act, as presently in effect.

14.22.5	Sellers understand that any certificates representing the Consideration Shares and Severance Shares shall bear the following legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

15.	Buyer’s Remedies

15.1.	Buyer Claims

15.1.1.	In the event that any of the Sellers’ Warranties prove to be inaccurate, or of a breach of any obligation of Sellers under or in connection with this Agreement, Sellers shall put Buyer into the position it would have been in had the Sellers’ Warranty not been inaccurate or the Sellers’ obligation not been breached (restitution in kind; Naturalrestitution). If, and to the extent Sellers fail to effect restitution in kind, Buyer shall be entitled to request from Sellers payment of damages (Schadensersatz in Geld) to Buyer for the Losses incurred by Buyer as a result of the incorrectness of Sellers’ Warranty or the breach of the obligation of Sellers, as applicable. Sellers shall at any time be entitled to render payment of damages instead of restitution in kind. Claims of Buyer pursuant to this Section 15.1.1, which, for the avoidance of doubt, do not include any Tax Indemnification Claim, shall be referred to as the “Buyer Claims”. Sellers shall be jointly and severally liable.

41 / 62

15.1.2.	“Losses” shall mean damages (Schäden) within the meaning of sections 249 et seqq. BGB that have been actually incurred by Buyer. For the avoidance of doubt, the obligation of the Sellers to compensate the Buyer, or at the election of the Buyer, the Company for incurred damages and Losses includes only any direct damages. Consequential and indirect damages (Folgeschäden, mittelbare Schäden) and lost profits (entgangener Gewinn), lost opportunities and frustrated expenses (vergebliche Aufwendungen) within the meaning of Section 284 BGB are excluded. Any Liability due to a recalculation (Neuberechnung) of the Consideration upon a breach of a Sellers’ Warranty is explicitly excluded, unless the breach is based on fraud (Arglist) or willful misconduct (Vorsatz) by or on behalf of Sellers or any Affiliates.

15.1.3.	If a Sellers’ Warranty contained in Section 14.8 is incorrect, the Losses shall at least equal the amount that is necessary to put Buyer in the position as if Sellers’ Warranty had not been breached (filling of balance sheet, Bilanzauffüllung), provided that if Sellers’ Warranty is breached because a provision for a certain matter has not been made at all, or not in the appropriate amount, Losses shall not exceed the difference between the actual (or reasonably expected) damage or detriment of Buyer and the amount of the provisions actually made in the Financial Statements.

15.2.	Exclusion of Buyer Claims

Sellers shall not be liable for, and Buyer shall not be entitled to bring, any Buyer Claim if and to the extent that:

15.2.1.	the facts or circumstances giving rise to the claim have been taken into account (i) as Liability (Verbindlichkeit), specific provision (Rückstellung), specific depreciation (Abschreibung), specific value adjustment (Wertberichtigung) or otherwise specifically in the Financial Statements 2024 and 2025 of the Company and/or (ii) as a deduction item in the determination of the Consideration pursuant to Section 6.1.1, it being understood that any specific or generic provision made for product warranty or product liability in the Effective Date Balance Sheet and which is accordingly included as Effective Date Financial Debt shall reduce (and be set off against) Sellers’ liability under this Agreement with regard to any product warranty or product liability related claims;

15.2.2.	Losses have actually been recovered from a third party, including under any insurance policy maintained by, or for the benefit of the Company or the Buyer existing immediately prior to the Closing if such insurance had not been terminated after Closing;

15.2.3.	Buyer, any Affiliate of Buyer or, after the Closing Date, Cataneo or its Affiliates has (i) caused or partially caused the facts or circumstances giving rise to the claim or (ii) failed to mitigate damages;

42 / 62

15.2.4.	the matter to which the claim relates was caused by the passing of or any change in any Law, or in the interpretation or application thereof by any administrative body or court, after the Closing Date;

15.2.5.	the facts or circumstances giving rise to the claim have been Fairly Disclosed to Buyer. For the purpose of this Section 15.2.5 facts or circumstances shall be considered as “Fairly Disclosed” if the information has been disclosed in the Disclosure Schedules or in the Data Room Documents in such manner and with sufficient detail that the nature and scope of the relevant claim and the resulting risk could reasonably be expected to be discovered and understood by an experienced and diligent Buyer. “Data Room Documents” shall mean the documents and diligence question logs made accessible during the period commencing on 09 September 2024 and ending on the date of Signing through a virtual data room set up on sharedrive under the designation BENAI-Dokumente (the “Data Room”). For identification purposes the Data Room Documents have also been stored on an electronic data storage medium in the form of a USB flash drive and handed over to the Notary to be taken into custody until three (3) years after Signing, unless otherwise unanimously instructed in writing by the Parties. A copy of the USB flash drive will be handed over to any Party upon request. The notary has not reviewed the USB flash drive and shall not be liable for its content or the durability of the data stored on the USB flash drive and will not arrange for any special protection of the USB flash drive against theft, fire or natural disasters. After expiration of the storage period, the Notary shall hand over the USB flash drive to Buyer.

15.3.	Prohibiting Double Recovery

Buyer shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any Liability, Loss, cost, shortfall, damage, breach or other set of circumstances that gives rise to more than one (1) claim.

16.	Claim Procedures

16.1.	Buyer Claim Procedure

Buyer shall without undue delay, but in any event thirty (30) Business Days after Buyer has gained knowledge of facts that are reasonably likely to form the basis of a Buyer Claim, give Sellers’ Notice of such alleged claim, stating in such Notice in reasonable detail the nature thereof (including all relevant available facts and circumstances) and the amount involved, to the extent that such amount has been determined at the time when such Notice is given.

43 / 62

16.2.	Third Party Claim Procedure

16.2.1.	If a third party asserts or threatens to assert any claim against Buyer or Cataneo or its Affiliates, or if Buyer or Cataneo or its Affiliates is subjected to any audit or examination by any public authority, in each case based on facts or circumstances that are reasonably likely to give rise to a Buyer Claim (each a “Third Party Claim” ), Buyer shall, notwithstanding its obligations pursuant to Section 16.1, give Sellers’ Notice of such Third Party Claim within twenty (20) Business Days after Buyer has learned of any of the aforementioned actions or circumstances. The provisions of Section 16.1 shall apply accordingly.

16.2.2.	Buyer will procure that Cataneo or its Affiliates will make no admission of Liability with respect to any Third Party Claim which involves potential Liability against Sellers without consulting Sellers and receiving written consent of Sellers for such admission regarding the Third Party Claim and the Third Party Claim will not be compromised, disposed of or settled without the prior consultation and written consent of Sellers which shall not be unreasonably withheld.

16.2.3.	If Sellers wish to defend Buyer or Cataneo or its Affiliates against the Third Party Claim in their name and on their behalf, Sellers shall give Notice to Buyer of such decision within a period of three (3) weeks after having been duly notified of the Third Party Claim in accordance with Section 16.2.1. Upon such notification and provided that Sellers have acknowledged its responsibility for such Third Party Claim under this Agreement, Sellers shall be entitled to take any action it deems necessary to defend against or appeal the Third Party Claim (including the assertion and pursuit of counter-claims or other claims against any third parties) at its sole discretion in the name and on behalf of Buyer or Cataneo or its Affiliates in each case taking into account the legitimate business interests of Buyer and provided that Buyer or Cataneo or its Affiliates shall have the right to participate in the defense of any Third Party Claim. Sellers shall not have the right to assume or direct the defense of any Third-Party Claim that (a) seeks an injunction or other equitable relief against Buyer or Cataneo or its Affiliates (from and after the Closing), (b) involves any criminal charges, (c) is reasonably anticipated to exceed the applicable maximum Liability amounts of Sellers pursuant to this Agreement. In the event that Sellers timely elect to assume such defense but then fail to promptly commence and diligently pursue the defense against a Third Party Claim pursuant to this Section 16.2.3, Buyer shall in such events be entitled to assume the defense of such Third Party Claim and to take any action it deems necessary to defend against or appeal the Third Party Claim (including the assertion and pursuit of counter-claims or other claims against any third parties), if Buyer has notified Sellers of its intention in advance.

16.2.4.	To the extent that Sellers were in breach of a Sellers’ Warranty, all costs and expenses incurred by Buyer or Cataneo or its Affiliates in connection with the defense against the Third-Party Claim shall be borne by Sellers. If Sellers have assumed or directed the defense of any Third-Party Claim, all costs and expenses incurred by Sellers in connection with such defense shall be borne by Sellers, irrespective of whether Sellers were in breach of a Sellers’ Warranty.

44 / 62

17.	Limitation of Claims

17.1.	Exclusive Regime

The Parties agree that the rights and remedies that Buyer may have against Sellers under or in connection with this Agreement and the Transaction shall be limited to the rights and remedies expressly provided for herein and shall be solely governed by this Agreement. All other rights or remedies of any legal nature that Buyer may otherwise have against Sellers under or in connection with this Agreement or the Transaction are hereby waived by Buyer and excluded to the largest extent permitted under applicable Law, in particular any (i) right to withdraw (zurücktreten) from this Agreement or to require the winding up (Rückabwicklung) of the Transaction (e.g. by way of großer Schadensersatz), (ii) claims for breach of pre-contractual obligations (culpa in contrahendo, including claims arising under sections 241 (2), 311 (2) and (3) BGB) or ancillary obligations (positive Forderungsverletzung, including claims arising under sections 280, 282 BGB), (iii) claims in connection with frustration of contract pursuant to section 313 BGB (Störung der Geschäftsgrundlage) , (iv) claims for defects of the sold assets (Mängelrechte) under sections 434 et seq. BGB, (v) rights to rescind (anfechten) or otherwise terminate this Agreement and (vi) other statutory rights or remedies.

17.2.	De minimis, Basket, Cap

17.2.1.	Buyer shall only be entitled to bring any claims under or in connection with this Agreement other than pursuant to Sections VII (Tax Matters) and VIII (Indemnification) if and to the extent:

17.2.1.1.	such claim exceeds an amount of EUR 25,000 (in words: Twenty Five Thousand Euros) (the “De Minimis Amount”); and

17.2.1.2.	the aggregate amount of all such claims exceeding the De Minimis Amount exceeds an amount of EUR 350,000 (in words: Three Hundred Fifty Thousand Euros) (the “Deductible Amount”).

If the thresholds pursuant to Section 17.2.1.1 and Section 17.2.1.2 are exceeded, the entire amount shall be taken into account and not only the exceeding amount (Freigrenze).

17.2.2.	The aggregate total Liability of Sellers for any and all claims under or in connection with this Agreement shall be limited to USD 3,000,000 (in words: Three Million Dollars) (the “Cap” ).

17.2.3.	The Cap shall not apply to any claim to pay the Adjustment Amount, claims for breach of any of Sellers’ Warranties listed in Sections 14.2 through 14.6 (the “Fundamental Warranties”) and claims pursuant to Sections VII (Tax Matters) and VIII (Indemnification).

45 / 62

17.3.	Time Limitations

All claims of Buyer arising under or in connection with this Agreement shall become time-barred (verjähren) twelve (12) months after the Closing Date, except for:

17.3.1.	claims resulting from a breach of any of the Fundamental Warranties, which shall become time-barred three (3) years after the Closing Date;

17.3.2.	claims pursuant to Section VII (Tax Matters), which shall become time-barred pursuant to Section 26; and

17.3.3.	claims pursuant to Section VIII (Indemnification) which shall become time-barred three (3) years after the Closing Date.

17.4.	Intentional or Fraudulent Behavior

The limitations of Liability in this Agreement, including limitations with regard to the term Losses and the limitations set forth in Sections 15 to 17, shall not apply if a breach is based on fraud (Arglist) or willful misconduct (Vorsatz) by or on behalf of Sellers or any Affiliates.

18.	Representations and Warranties of Buyer and BEN

18.1.	Buyer and BEN, as joint debtors (Gesamtschuldner), represent and warrant (garantieren) to Sellers, by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to section 311 (1) BGB, within the scope and subject to the remedies and limitations set forth in this Agreement, that the statements contained in this Section 18 (the “Buyer Warranties”) are true and correct as of the Signing Date and the Closing Date, unless a Buyer Warranty is explicitly made as of a different date, in which case such Buyer Warranty shall be correct only as of such different date:

18.1.1.	BEN is a U.S. Corporation, duly incorporated and validly existing under the Laws of the state of Delaware, USA, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The shares of common stock, par value USD 0.0001 per share, of BEN (the “BNAI Common Stock”) are traded on the NASDAQ stock exchange under the ticker symbol ‘BNAI’. BEN has all requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the Transaction contemplated hereby. The copies of the certificate of incorporation and by-laws of Buyer as most recently filed with the Buyer’s SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. The execution and delivery by BEN of this Agreement, the performance by BEN of its respective obligations hereunder, and the consummation by BEN of the Transaction contemplated hereby have been duly authorized by all requisite corporate action on the part of BEN. As used in this Agreement, “BEN’s SEC Documents” shall mean all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by Buyer with the SEC, and “SEC” shall mean the U.S. Securities and Exchange Commission.

46 / 62

18.1.2.	The execution, delivery, and performance by BEN of this Agreement, and the consummation of the Transaction contemplated hereby, do not and will not: (i) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Buyer or any of its subsidiaries; (ii) violate any provision of any Law or governmental order applicable to Buyer or any of its subsidiaries; or (iii) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which Buyer or any of its subsidiaries is bound

18.1.3.	No insolvency proceedings (Insolvenzverfahren) or similar proceedings under applicable Laws are pending regarding BEN or any of its subsidiaries and neither BEN nor any such subsidiary is required under applicable Laws to file for any such proceeding.

18.1.4.	No consent, approval, authorization or other order of or filing with any Governmental Authority is required to be obtained by BEN in connection with the authorization, execution and delivery of this Agreement or with the issuance and sale of the Consideration Shares at the Closing, except the filing of a Current Report on Form 8-K and a Notice of Sale of Securities on Form D with the SEC to the extent required by applicable Law.

18.1.5.	The authorized capitalization of BEN consists of: (a) 750,000,000 BNAI Common Stock and (b) 10,000,000 shares of preferred stock, USD 0.0001 par value (“Preferred Stock”)). As of the date hereof: (i) 6,521,559 BNAI Common Stock are issued and outstanding; (ii) no shares of Preferred Stock are issued and outstanding; (iii) private warrants to purchase 538,868 shares of Common Stock are outstanding; (iv) public warrants to purchase 1,644,096 shares of Common Stock are outstanding; and (v) options to purchase 1,386,640 shares of Common Stock are outstanding. Except as described in the immediately preceding sentence, as of the date hereof, there are no outstanding (A) securities of BEN or any of its subsidiaries convertible into or exchangeable for shares of capital stock of BEN, (B) options, warrants, or other agreements or commitments to acquire from BEN or any of its subsidiaries, or obligations of BEN or any of its subsidiaries to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) BEN, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of BEN, in each case that have been issued by Buyer or its subsidiaries. All outstanding shares of Common Stock, and all outstanding shares of capital stock, voting securities, or other ownership interests in any subsidiary of BEN, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws. The sale and issuance of the Shares will not obligate BEN to issue shares of Common Stock or other securities to any other person and will not result in a right of any holder of securities issued by BEN to adjust the exercise, conversion, or exchange price or ratio under any such securities. Other than as set forth in BEN’s SEC Documents, BEN is not a party to any stockholders, voting or similar agreement with any other person.

47 / 62

18.1.6.	When issued and delivered in accordance with the terms hereof against payment therefore, the Consideration Shares shall be validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights, other than as arising pursuant to this Agreement, including but not limited to Section 6.1.3.2.2, as a result of any action by Sellers or under federal or state securities Laws. Assuming the accuracy of the representations and warranties of Sellers in this Agreement, the Consideration Shares will be issued in compliance with all applicable federal and state securities Laws and accordance with the NASDAQ stock exchange rules.

18.1.7.	From and after April 16, 2026, BEN has timely filed with or furnished to, as applicable, all of the Buyer’s SEC Documents. As of their respective filing dates (or date of amendment, if amended), each of Buyer’s SEC Documents (i) complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act” ) (as the case may be), and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer’s SEC Documents, and (ii) contained no untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer is in compliance in all material respects with all of the applicable listing and corporate governance rules of the NASDAQ.

18.1.8.	From and after April 16, 2026 to the date hereof, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (ii) Buyer has not incurred any liabilities other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in Buyer’s financial statements pursuant to GAAP or disclosed in filings made with the SEC and (C) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

48 / 62

18.1.9.	There is no action, suit, proceeding or investigation pending, or to the Knowledge of Buyer, threatened which (i) would reasonably be expected to materially adversely affect or successfully challenge the legality, validity or enforceability of this Agreement or (ii) except as specifically disclosed in Buyer’s SEC Documents, would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Except as disclosed in Buyer’s SEC Documents, neither Buyer nor, to the Knowledge of Buyer, any director or officer thereof is or has been the subject of any action, suit, proceeding or investigation involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty relating to actions taken at Buyer.

18.1.10.	Buyer is not, and is not an affiliate of, and immediately after receipt of payment for the Consideration Shares, will not be or be an affiliate of, an “Investment Company” within the meaning of the Investment Company Act of 1940, as amended.

18.1.11.	Neither Buyer nor any Person acting on behalf of Buyer has offered or sold any of the Consideration Shares by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act).

18.1.12.	Neither Buyer nor any of its subsidiaries engages in the design, fabrication, development, testing, production or manufacture of one (1) or more “Critical Technologies” within the meaning of the U.S. Defense Production Act of 1950, as amended, including all implementing regulations thereof.

18.1.13.	No representation or warranty by Buyer in this Agreement and no statement contained in any certificate or other document furnished or to be furnished to Sellers pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein.

18.2.	Sections 16 and 22 shall apply mutatis mutandis to any Sellers’ claims under this Section 18, provided that:

18.2.1.	The aggregate total liability of Buyer for any and all claims under this Section 18 shall be limited to the Cap and, if applicable, shall be settled in equity transfer;

18.2.2.	The Cap shall not apply to claims for breach of any of Buyer Warranties listed in Sections 18.1.1 through 18.1.6 (“Fundamental Buyer Warranties” ), provided, however, that Buyer’s overall liability for any and all claims under this Section 18 shall in no event exceed the amount of the Equity Consideration (determined based on the Agreed Share Value); and

18.2.3.	Claims resulting from a breach of any of the Fundamental Buyer Warranties shall become time-barred five (5) years after the Closing Date and any other claims under this Section 18 shall become time-barred eighteen (18) months after the Closing Date.

18.3.	For purposes of this Agreement, “Knowledge of Buyer” and any similar phrases shall mean the actual knowledge (positive Kenntnis) of Sellers and managing directors of the Company and its Affiliates of any fact or circumstance or Sellers having failed to obtain knowledge due to gross negligence (grob fahrlässige Unkenntnis) of such fact or circumstance until the Signing Date.

49 / 62

VI. Covenants

19.	Conduct of Business until Closing

19.1.	Sellers shall cause Cataneo and its Affiliates to conduct the Business until the Closing Date only in the ordinary course of business consistent with past practice unless Buyer has consented to the specific measure or activity.

19.2.	Sellers shall, and shall cause Cataneo and its Affiliates, at the Buyer’s expense, to cooperate with and support Buyer in converting the financial statements of Cataneo and its Affiliates to United States Generally Accepted Accounting Principles (US-GAAP), including by providing all information, documents and access reasonably required for such purpose in a timely manner.

19.3.	Sellers shall, and shall cause Cataneo and its Affiliates, at the Buyer’s expense, to cooperate with and support Buyer in preparing, establishing, executing and consummating a profit and loss transfer agreement (Ergebnisabführungsvertrag) between Buyer (or an Affiliate designated by Buyer) and Cataneo. Such cooperation shall include, without limitation, the provision of all information and documents reasonably necessary for the preparation, negotiation and execution of such agreement.

19.4.	Sellers shall not take in relation to Cataneo and its Affiliates and shall cause Cataneo not to take any of the following measures or activities unless Buyer has consented to them:

19.4.1.	Make any change in authorized equity ownership interests;

19.4.2.	Sell, purchase, transfer, acquire, redeem or issue any shares or other equity interests, securities convertible into shares or other equity interests, or any debt securities;

19.4.3.	Issue or grant any options, warrants, conversion rights or other rights to purchase shares or other equity interests;

19.4.4.	Purchase or otherwise acquire or agree to acquire for a consideration any shares (other than in a fiduciary capacity);

19.4.5.	Take any action, or authorize any Person to take any actions relating to the disposition of Cataneo’s and its Affiliates’ business or assets, or the sale of any shares in Cataneo or its Affiliates to, or the merger with, any Person other than Buyer;

50 / 62

19.4.6.	Enter into or amend any pension, retirement, profit sharing, deferred compensation, consultant, bonus, or similar plan or agreement in respect of any of its shareholders or other employees, or increase the current level of contributions to any such plan now in effect;

19.4.7.	Acquire, consolidate or merge with any other company, corporation, or association, or acquire, other than in the ordinary course of business, any assets of any other company, corporation, or association;

19.4.8.	Mortgage, pledge, or subject to a lien or any other Encumbrance, any of their assets, dispose of any of their assets, incur or cancel any debts or claims, or increase the current level of compensation or benefits payable to its members or employees except in the ordinary course of their business as heretofore conducted, or take any other action not in the ordinary course of their business as heretofore conducted, or incur any material obligation, or enter into any material contract except as provided for in this Agreement;

19.4.9.	Amend organizational documents, in particular the articles of association of Cataneo or its Affiliate or operating agreements;

19.4.10.	Take any material shareholders’ resolutions, including with respect to reorganization, dissolution or liquidation;

19.4.11.	Enter into or amend any agreements involving annual payment obligations in excess of EUR 10,000 (in words: Ten Thousand Euros) in the individual case, except for any employment agreements and supply agreements entered into in the ordinary course of business consistent with past practice;

19.4.12.	Terminate, materially amend, or materially breach any Material Contract (as defined in Section 14.11), or waive any material rights thereunder;

19.4.13.	Enter into any loan agreements with a party exceeding a principal amount of EUR 5,000 (in words: Five Thousand Euros) in the individual case;

19.4.14.	Make any capital expenditures in excess of EUR 10,000 (in words: Ten Thousand Euros) in the individual case;

19.4.15.	Acknowledge (anerkennen) any claims exceeding EUR 5,000 (in words: Five Thousand Euros) in the individual case;

19.4.16.	Enter into any settlement agreement (Vergleich) with a value in dispute exceeding EUR 5,000 (in words: Five Thousand Euros) in the individual case;

19.4.17.	Appoint or dismiss any managing directors (Geschäftsführer) or directors of Cataneo, except for dismissal for cause (aus wichtigem Grund);

51 / 62

19.4.18.	Terminate, materially amend, or fail to renew any agreement with any of the top ten (10) customers of Cataneo or its Affiliates (measured by revenue in the twelve (12) months preceding the Signing Date);

19.4.19.	Enter into, amend, or terminate any transaction or agreement between Cataneo or its Affiliates, on the one hand, and any Seller or any of its Affiliates, on the other hand, other than on arm’s length terms and in the ordinary course of business consistent with past practice; and

19.4.20.	To the extent it may affect or relate to Cataneo or its Affiliates: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return, except (a) for monthly VAT returns or (b) as required by applicable Laws; (iii) change any method of accounting for Tax purposes; (iv) change any annual Tax accounting period, or (v) enter into an contractual obligation or request any binding ruling in respect of Taxes with any governmental authority.

20.	Further Assurances

20.1.	Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transaction contemplated by this Agreement.

20.2.	Sellers, Cataneo and its Affiliates acknowledge that BEN is a U.S. public company with its shares listed on NASDAQ stock exchange and subject to various reporting, disclosure and filing requirements under Law. Sellers, Cataneo and its Affiliates covenant and agree to cooperate with Buyer’s reasonable requests in order to prepare the pro forma financial statements and historical financial statements of Cataneo and its Affiliates for the periods required to be filed by Buyer with the SEC, in connection with Buyer’s obligations to report the Transaction on a Current Report on Form 8-K or in connection with any registration statement filed by Buyer, or as otherwise required by Law. Sellers shall, and shall cause Cataneo and its Affiliates to, obtain from the registered accounting firm that audited the historical financial statements of Cataneo and its Affiliates to deliver all required consents for the inclusion of such historical financial statements in any filings made by Buyer. Sellers acknowledge that the filings described in this Section 20.2 necessitate timely cooperation, including cooperation in the performance of incremental audit procedures necessary, by Sellers and Cataneo and its Affiliates to facilitate the execution and filing of an auditor’s consent. Sellers shall ensure that Cataneo and its Affiliates promptly cooperate from and after the date hereof including following the Closing to facilitate such actions and to supply the requested information as described in this Section 20.2. Buyer shall reimburse Sellers for any reasonable out-of-pocket costs incurred in providing the cooperation described in this Section 20.2.

52 / 62

VII. Tax Matters

21.	Tax Representations

Sellers represent and warrant (garantieren) to Buyer by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to section 311 (1) BGB within the scope and subject to the remedies and limitations set forth in this Agreement that the statements contained in this Section 21 (the “Tax Representations”) are, taking into account the facts and circumstances set forth in Exhibit 21 (the “Tax Disclosure Schedule” ), true and correct as of the Signing Date.

21.1.	To Sellers’ Knowledge, all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by Cataneo and its Affiliates on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects.

21.2.	To Sellers’ Knowledge, all Taxes due and owing by Cataneo and its Affiliates (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Cataneo and its Affiliates.

21.3.	To Sellers’ Knowledge, Cataneo and its Affiliates keeps books of accounts as required by applicable Law, and the application thereof by the competent Taxing Authority, and have sufficient records relating to past events during all times prior to and including the Closing Date.

21.4.	To Sellers’ Knowledge, there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Cataneo or its Affiliates.

21.5.	Cataneo and its Affiliates have their registered office and place of effective management in the jurisdiction of incorporation, and do not have any permanent establishments (Betriebstätten) outside such jurisdiction, other than a permanent establishment for VAT purposes that Cataneo, d.o.o. might have in Germany, if any.

22.	Tax Indemnification

Sellers shall pay to Buyer an amount equal to any Indemnifiable Tax (the “Tax Indemnification Claim”), provided that Sellers shall not be liable vis-à-vis Buyer (and the Tax Indemnification Claim shall be reduced accordingly) if and to the extent:

22.1.1.	the respective Tax has been paid or otherwise discharged until the Effective Date; or

22.1.2.	a specific Liability (Verbindlichkeit) or provision (Rückstellung) for the Indemnifiable Tax is included in the Final Effective Date Balance Sheet and has reduced the Consideration.

53 / 62

22.1.3.	Cataneo and its Affiliates are entitled to any benefits in the form of Taxes that result directly from the circumstances giving rise to the Indemnifiable Tax and arise for periods or portions thereof beginning on or after the Effective Date, including (without limitation) benefits resulting from the lengthening of any amortization or depreciation periods, a step- up in the Tax basis of assets (e. g. triggered by a mutual agreement procedure – “Verständigungsverfahren”), the non- recognition of liabilities or provisions for any period prior to the Effective Date (Phasenverschiebung) (herein collectively “Tax Benefits”), it being understood that the present value of the corresponding Tax Benefits shall reduce the Tax Indemnification Claim. The present value shall be calculated on a lump-sum basis taking into account (i) the (expected) reduction of the Tax base, (ii) the Tax rates applicable (or expected to be applicable) in the year in which the respective Tax Benefit arises, and (iii) an applied discount rate of three (3) per cent per annum. If the discount period cannot be determined a period of five (5) years shall be used;

22.1.4.	the income resulting in the respective Tax is offset against a loss-carry back or loss carry forward available at the level of Cataneo and its Affiliates and generated in periods or portions thereof ending on or before the Effective Date;

22.1.5.	the respective Tax results from (i) a change in the exercise of any Tax election right or (ii) the termination of any Tax consolidation scheme or (iii) a corporate reorganization, in each case of (i) through (iii) with retroactive effect under statutory tax law to periods prior to the Effective Date;

22.1.6.	the Buyer has failed to comply with its obligations set forth in Section 22.3 and such failure has materially prejudiced the defense of the Sellers against the relevant Tax; or

22.1.7.	the amount of Taxes is recovered or could be recovered under a fully valid and enforceable claim from a third party (other than any officer or employee of Cataneo, the Buyer or any of their Affiliates), including under an insurance policy in force on the Signing Date.

22.2.	Any amounts payable to Buyer under this Section 22 shall be payable and due within ten (10) Business Days after the Sellers have been notified by the Buyer about the amount payable and the date on which the Tax is due by providing a copy of the Tax assessment notice, if available, but not prior to three (3) Business Days prior to the day on which the respective Tax is due for payment by Cataneo and its Affiliates to the competent Taxing Authority even if the assessment does not yet have binding effect (formelle Bestandskraft).

54 / 62

22.3.	As from the Closing Date, Buyer shall cause Cataneo and its Affiliates to prepare and file, when due, all Tax returns required to be filed by or on behalf of Cataneo and its Affiliates with respect to any taxable period ending before or including the Effective Date. The Buyer shall provide, or cause to be provided, drafts of such Tax returns, excluding preliminary Tax returns and Tax returns filed on a monthly basis, to Sellers not later than four (4) weeks before the relevant filing date. All such Tax returns and any amendments to any Tax returns filed by Cataneo and its Affiliates which relate to any period prior to or including the Effective Date shall require the prior written consent of Sellers, such consent not to be unreasonably withheld, conditioned or delayed. If and to the extent that the Parties fail to reach an agreement thereon, Cataneo and its Affiliates shall file or amend the Tax returns in their free discretion (to the extent legally permissible). If, after the Closing Date, any Taxing Authority informs the Buyer or Cataneo or its Affiliates of a Relevant Tax Matter or any other matter which could otherwise reasonably be expected to have an impact on Sellers’ Tax position, or if the Buyer or Cataneo or its Affiliates otherwise becomes aware of a Relevant Tax Matter, the Buyer shall notify Sellers of such matter. The Buyer’s notice shall be given within fifteen (15) Business Days after the Buyer or Cataneo or its Affiliates has received the relevant information or knowledge, or at any earlier date if required to enable Sellers to participate in any Tax audit or to review the relevant Tax assessment within the applicable period available for an appeal or other legal remedy. If the Buyer has reason to believe that a payment is to be made by Sellers pursuant to Section 21.1, such notice shall state the amount of the alleged Tax Indemnification Claim and include evidence reasonably necessary to determine the fact, amount and payment of such claim to the extent already known and available.

23.	Tax Refunds

23.1.	Buyer shall pay to Sellers any Tax Refunds received after the Effective Date by Cataneo or its Affiliates for the time period (Zeitraum) prior to and including the Effective Date, except to the extent the respective claim for a Tax Refund is shown in the Final Effective Date Balance Sheet.

23.2.	Buyer shall pay to Sellers an amount equal to any unused Tax liability (Steuerverbindlichkeit) or Tax provision (Steuerrückstellung) of any of Cataneo or its Affiliates as shown in the Effective Date Balance Sheet which may be dissolved after Closing, except to the extent:

a)	such Tax liability or Tax provision has been set off against any Indemnifiable Tax. Buyer shall be entitled to set off any other Buyer Claim against such payment obligation; or

b)	the Buyer or Cataneo or its Affiliates have an obligation arising from actions, measures or omissions taken by Cataneo or Sellers or any of its Affiliates prior to or on the Effective Date to forward such amounts to a third party.

23.3.	Buyer shall notify Sellers in writing and without undue delay (unverzüglich) of any relevant decision by the Taxing Authority. Any amounts payable to Sellers pursuant to this Section 23 shall be due and payable within five (5) Business Days after the relevant decision of the Taxing Authority has been taken, provided, however, that any amounts payable to Sellers pursuant to Section 23.2 shall not be due and payable prior to expiry of five (5) years after the Closing or, if later, the last Buyer Claim has been satisfied or become time-barred.

24.	As if-Assessment, Pro-Rata Share and Treatment of Payments

24.1.	In the event Taxes relate to a Tax period beginning before the Effective Date and ending thereafter, such Tax period shall be deemed to be split in one Tax period ending on the Effective Date and another Tax period starting after the Effective Date for the purpose of determining claims under this Section VII (Tax Matters).

55 / 62

24.2.	All payments to be made by Sellers to Buyer or by Buyer to Sellers under this Agreement shall constitute a reduction or an increase in the Consideration for Tax purposes, as the case may be. If and to the extent payments are made by Sellers directly to Cataneo or its Affiliates, such payments shall be construed and deemed as contributions (Einlagen) made by Buyer into Cataneo or its Affiliates and shall be treated as a reduction of the Consideration as between the Parties.

25.	Cooperation on Tax Matters

25.1.	Buyer and Sellers shall, and shall ensure that Cataneo and its Affiliates, their respective employees and advisors, including the employees and advisors of Sellers, fully cooperate with each other in connection with any Relevant Tax Matter, including but not limited to the filing of any Tax Return, the conduct of any inquiry, examination, audit, investigation, negotiation, dispute, appeal, litigation or mutual agreement procedures (Verständigungsverfahren).

25.2.	Buyer and Sellers shall, and shall ensure that Cataneo and its Affiliates follow any reasonable instructions of Sellers in respect of any Relevant Tax Matter. In particular, and without prejudice to the aforementioned the Buyer shall

25.2.1.	not cause or permit Cataneo or its Affiliates to take any action on or after the Closing Date (including, without limitation, the making or changing of any Tax election, the amendment of any Tax Return or the taking of any Tax position on any Tax Return) that could give rise to (or increase) any Tax Indemnification Claims or that could reduce potential Tax Refunds without Sellers’ prior written consent, such consent not to be unreasonably withheld, conditioned or delayed;

25.2.2.	keep and make available to Sellers, and instruct that Cataneo and its Affiliates will keep and make available to Sellers, all books, records and information to the extent relating to any Relevant Tax Matter in accordance with, and during the periods required under statutory law (and to the extent such books, records and information might be of relevance for the Relevant Tax Matter, until the relevant Tax has become final and binding and can no longer be amended);

25.2.3.	provide, or instruct Cataneo and its Affiliates to provide, to Sellers and its advisors, upon Sellers’ request, copies of all relevant documents or other information and permit, or instruct Cataneo and its Affiliates to permit, Sellers and its Representatives to have access, during regular business hours and upon reasonable advance notice, to the premises, employees and books and records of Cataneo and its Affiliates, to the extent relating to a Relevant Tax Matter;

56 / 62

25.2.4.	promptly provide Sellers, no later than three (3) weeks prior to the expiration of the applicable appeal period, with copies of all Tax assessments and other relevant information that in Buyer’s opinion could trigger a Tax Indemnification Claim. Buyer shall give Sellers and/or the members of the legal and tax advisory professions commissioned by the Sellers and bound to secrecy the opportunity, at the Sellers’ request, to cooperate in an external tax audit or other proceedings of the Company which may be relevant for a Tax Indemnification Claim of the Sellers. Buyer shall direct the Company, as directed by the Sellers, to pursue available appeals of tax notices which may result in a Tax Indemnification Claim and to conduct the appeal or court proceeding including the application for suspension of execution (Aussetzung der Vollziehung) if and to the extent that the Sellers secure payment of court costs, counsel fees and security deposits. The Sellers may appoint the counsel. If the Sellers do not appoint a counsel despite of a reasonable deadline set by Buyer Buyer or the Company may appoint the counsel;

25.2.5.	challenge and litigate, and instruct Cataneo and its Affiliates to challenge, to litigate and to enter into mutual agreement procedures (Verständigungsverfahren), at the request of Sellers and according to Sellers’ instructions, any Tax assessment relating to a Relevant Tax Matter; and

25.2.6.	not accept, compromise, dispose of or settle, and instruct that Cataneo or its Affiliates do not accept, compromises, disposes of or settles, any Tax proceedings or Tax assessment relating to a Relevant Tax Matter without Sellers’ prior written consent; such consent not to be unreasonably withheld, conditioned or delayed.

25.3.	Sellers shall reasonably consider the interest of Buyer and Cataneo and its Affiliates when defending a Relevant Tax Matter and using its rights under this Agreement. Sellers shall bear all costs incurred in connection with the defense of the Relevant Tax Matter or the cooperation rights of Sellers under this Section 25.

26.	Survival

Claims under this Section VII (Tax Matters) shall be time-barred upon expiration of six (6) months after the ultimate, final and binding assessment of the relevant Tax. However, Sellers’ rights under Section VII shall not be time-barred before the expiration of six (6) months after Sellers have been notified by Buyer about the circumstance giving rise to a claim of Sellers.

57 / 62

VIII. Indemnification

27.	Indemnification by Sellers

Subject to the other terms and conditions of this Section 27, Sellers as joint debtors (Gesamschuldner) shall indemnify and defend each of Buyer and its Affiliate (including Cataneo and its Affiliates) (collectively, the “Buyer Indemnities” ) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses as well as any consequential and indirect damages (Folgeschäden, mittelbare Schäden) and lost profits (entgangener Gewinn), lost opportunities and frustrated expenses (vergebliche Aufwendungen) within the meaning of section 284 BGB, incurred or sustained by, or imposed upon, Buyer Indemnities based upon, arising out of, with respect to, or by reason of:

27.1.	the dissolution or liquidation or any organizations or similar instrument available under applicable Law for winding up any Cataneo or its Affiliates;

27.2.	any penalty payments relating to non-compliance with applicable data privacy law by Cataneo or its Affiliates, in particular with regard to (i) Cataneo or its Affiliates not having concluded mandatory data protection agreements with service providers, employees, banks or any other third party, and/or (ii) the lack of other mandatory documentation required under the General Data Protection Regulation, in each case if and to the extent such non-compliance existed to Sellers’ Knowledge on the Closing Date;

27.3.	any repayment of subsidies obtained by Cataneo or its Affiliates by any government entity;

27.4.	any losses, liabilities, costs or expenses arising out of, resulting from, or in connection with the exercise or purported exercise by any third party of any change of control provision, consent requirement, special termination right (Sonderkündigungsrecht), right of first refusal or similar right under any Material Contract that is triggered by the execution or consummation of this Agreement;

27.5.	(i) any payments, liabilities, accruals or other obligations of the Company or any of its Affiliates relating to Cataneo VSOP, including any wage tax (Lohnsteuer), solidarity surcharge and employer’s social security contributions arising in respect thereof, (ii) any severance payments (Abfindungen) or any other personnel-related costs, bonuses or compensation payable by Cataneo or any of its Affiliates in connection with, or triggered by, the execution or consummation of the transactions contemplated hereunder, including any wage tax (Lohnsteuer), solidarity surcharge and employer’s social security contributions arising in respect thereof, or (iii) any salary costs (Gehaltskosten) of Thomas Brönauer for a period of twelve (12) months following the Closing Date, including any wage tax (Lohnsteuer), solidarity surcharge and employer’s social security contributions arising in respect thereof, to the extent the assumption of the service agreement of Thomas Brönauer by CUTV GmbH as set out in Section 6.5.1 has not been validly effected as of the Closing Date; and

27.6.	any losses, liabilities, damages, costs, charges, fees, expenses, fines, penalties, taxes and other amounts of whatever nature, including consequential and indirect damages and lost profits, resulting from, or in connection with the circumstance that the statutory fiscal year (Geschäftsjahr) of Cataneo was changed to the period from 1 July through 30 June pursuant to a shareholders’ resolution dated May 12, 2009 (notarial deed no. 1141 V 2009, Hans-Joachim Vollrath), that the competent tax authorities have not recognized such fiscal year, and that the annual financial statements of Cataneo have since been prepared, adopted and disclosed on the basis of a fiscal year ending on 31 December (the “Fiscal Year Matter”), including (a) all costs relating to the remediation, cure and disclosure of the Fiscal Year Matter (including the preparation of corrected annual financial statements, establishment of a short fiscal year (Rumpfgeschäftsjahr), required shareholders’ resolutions, amendments to the articles of association and applications to the tax authorities), (b) any third-party claims, regulatory fines and penalty proceedings (in particular under Sections 335, 335a HGB), repayment claims under Section 31 GmbHG or unjust enrichment, and claims by financing banks or other contractual counterparties, and (c) reasonable advisory, notary and register costs (the “Fiscal Year Indemnification”).

58 / 62

IX. Miscellaneous

28.	Expenses, Interest

The costs for the notarization of this Agreement, all stamp duties, transfer Taxes and similar levies, all administrative and court fees associated with the consummation of this transaction shall be borne by Buyer. All other costs and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, including the fees for its advisors.

29.	Notices

29.1.	Any notice (“Notice”) hereunder shall be made in the English language, in writing and given by personal delivery, by commercial overnight delivery service, or by certified mail, postage prepaid, return receipt requested, or by email including a document with a signature, at the following address:

29.1.1.	If to Sellers:

29.1.1.1.	Cuneo AG 82031 Grünwald, Schloßstraße 19 Email: mw@cuneo.ag Attention: Mr. Michael Wölfle, CEO;

29.1.1.2.	Mr. Christian Unterseer c/o CUTV GmbH 81671 München, Rosenheimer Straße 145d Email: christianunterseer@t-online.de ;

29.1.1.3.	CUTV GmbH 81671 München, Rosenheimer Straße 145d Email: christianunterseer@t-online.de Attention: Mr. Christian Unterseer, CEO.

59 / 62

With a copy to:

Philipp Rinke, LL.M., Kleeberg Rechtsanwaltsgesellschaft mbH 80333 München, Germany Email: philipp.rinke@crowe-kleeberg.de

29.1.2.	If to Buyer:

GForce 112 GmbH Friedrich-Ebert-Anlage 56, 60325 Frankfurt am Main, Germany Email: Legal@Beninc.ai Attention: James D. Henderson, Jr., General Counsel

With a copy to:

Dr. Simon Sabel, Walberg Law Tax Strategy GmbH & Cie. KG, Ludwigstr. 10, 80539 Munich
Marc Wiesner, LL.M. (Yale), Walberg Law Tax Strategy GmbH & Cie. KG, Ludwigstr. 10, 80539 Munich

29.1.3.	If to Buyer:

Brand Engagement Network, Inc. 300 Delaware Ave, Suite 210, Wilmington, DE 19801, USA Email: Legal@Beninc.ai Attention: James D. Henderson, Jr., General Counsel

With a copy to:

Dr. Simon Sabel and Marc Wiesner Walberg & Cie. KG, Ludwigstr. 10, 80539 Munich
Marc Wiesner, LL.M. (Yale), Walberg Law Tax Strategy GmbH & Cie. KG, Ludwigstr. 10, 80539 Munich

29.1.4.	If to notary: Huttenlocher Zintl Notare, Leopoldstraße 11a, 80802 Munich (info@huttenlocher-zintl.de)

29.2.	Each Notice shall be effective upon receipt (Zugang) which shall be deemed to have occurred (i) if personally served, upon such service, (ii) if sent by commercial overnight delivery service, upon the next Business Day following such sending, (iii) if mailed, three (3) days following the date of the post stamp, (iv) if sent by email upon transmission, provided that the Person sending the email shall not have received an out-of-office reply or a failure notice or (v) if otherwise transmitted, if acknowledged in writing by all other Parties to this Agreement.

30.	Notice Changes

Any Party may, by like Notice at any time and from time to time, designate a different address to which Notices shall be sent.

31.	Severability

If any provision of this Agreement should be or become wholly or partially void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), the validity, effectiveness and enforceability of the other provisions of this Agreement shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of the invalid, ineffective or unenforceable provision as regards subject-matter, extent (Maß), time, place and scope (Geltungsbereich). The aforesaid shall apply mutatis mutandis to any gap (Lücke) in this Agreement. This Section shall not merely operate as a shift of the burden of proof (Beweislastumkehr) but section 139 BGB shall be contracted out in its entirety.

60 / 62

32.	Entire Agreement

This Agreement (including its Exhibits and the Disclosure Schedule) constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in any Exhibits or the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

33.	No Set-off

Unless otherwise provided in this Agreement, no Party shall be entitled to exercise any right to set-off, retention or other right to refuse performance (Aufrechnung, Zurückbehaltung oder sonstige Leistungsverweigerungsrechte) with respect to any of its payment obligations under or in connection with this Agreement, except in case the underlying rights or claims of the Party have been expressly acknowledged (anerkannt) by the other Party in writing or have been awarded in a legally binding (rechtskräftig) decision in principal proceedings (im Hauptsacheverfahren) by a competent court or arbitral tribunal.

34.	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

35.	Amendment and Modification; Waiver

This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto, unless notarization is required in which case such amendments, modifications or supplements have to be notarized. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

61 / 62

36.	Announcements

The Parties have pre-aligned on and Sellers have consented to BEN’s filing of a Notice of Sale of Securities on Form D and a Current Report on Form 8-K to be made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, which shall include a copy of this Agreement as an exhibit, as well as an accompanying press release, concurrently with the execution of this Agreement. The Parties undertake that without the written consent of the other Party neither Party shall make any public announcement regarding this Agreement or any part of its content or the transactions contemplated hereunder, unless required by applicable law, regulation or stock exchange rules applicable to the respective Party. If legally permissible, at least five (5) Business Days prior to any permitted press release the Party wishing to make the announcement shall notify the other Parties thereof in writing, provide to the other Parties the proposed wording and take any requests of the other Parties into due consideration.

37.	Governing Law

This Agreement shall be construed in accordance with, and governed by, German Law, excluding the German conflict of Law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

38.	Submission to Jurisdiction

All disputes arising out of or in connection with this contract or its validity shall be finally settled in accordance with the Arbitration Rules of the German Arbitration Institute (DIS) without recourse to the ordinary courts of law. The arbitral tribunal shall be comprised of three members. The seat of the arbitration is Munich, Germany. The language of the arbitration shall be English. The Parties agree that the arbitration shall be conducted as Expedited Proceedings and that Annex 4 of the DIS Arbitration Rules shall apply.

62 / 62